Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

STIFEL FINANCIAL CORP.

SF RB MERGER SUB, INC.

RYAN BECK HOLDINGS, INC.

and

BANKATLANTIC BANCORP, INC.

Dated January 8, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is entered into as of this 8th day of January, 2007, by and among Stifel Financial Corp., a Delaware corporation (“Parent”), SF RB Merger Sub, Inc., a New Jersey corporation wholly owned by Parent (“Merger Sub”), Ryan Beck Holdings, Inc., a New Jersey corporation (the “Company”), and BankAtlantic Bancorp, Inc., a Florida corporation (“Bancorp”) (Parent, Merger Sub, the Company and Bancorp being each a “Party” and together the “Parties”). Capitalized terms are defined in Article 1.

RECITALS

A.           The Parties desire to consummate the merger of Merger Sub and the Company.

B.            The Boards of Directors of the Company and Bancorp, the sole shareholder of the Company, have each approved the Merger in accordance with the New Jersey Business Corporation Act (the “NJBCA”) on the terms and conditions set forth herein.

C.            The Boards of Directors of Merger Sub and Parent have each approved the Merger in accordance with the NJBCA and the Delaware General Business Corporation Law, respectively, on the terms and conditions set forth herein.

D.           It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

E.           Contemporaneously with the execution and delivery of this Agreement, Parent and certain of its shareholders are executing and delivering to Bancorp the Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements contained herein and in the Related Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth below in this Article 1.

1.1          “Acquisition Proposal” has the meaning set forth in Section 6.10.

1.2          “Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.3          “Affiliate” means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.4          “Agreement” means this Agreement and Plan of Merger as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the Company Disclosure Letter and all Schedules and Exhibits hereto.

1.5          “Bancorp” has the meaning set forth in the introductory paragraph.

1.6          “Base Production Amount” has the meaning set forth in Section 2.3(d)(i).

1.7          “Assets” has the meaning set forth in Section 3.11.

1.8          “Audited Financial Information” has the meaning set forth in Section 3.10(a).

1.9          “Business” means the business conducted by the Company and its Subsidiaries on the date hereof.

1.10        “Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of Missouri, United States of America.

1.11        “Business Employee” means collectively the employees of the Company and its Subsidiaries engaged in the Business on the date hereof and at any time prior to Closing.

1.12        “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.1(b).

1.13          “Closing Date” has the meaning set forth in Section 2.1(b).

1.14          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.15          “Company” has the meaning set forth in the introductory paragraph hereof.

1.16          “Company Benefit Plan” means each Plan to which Bancorp, the Company, any subsidiary of the Company or any of their ERISA Affiliates, has any obligation with respect to the Business Employees, or that is sponsored, maintained or contributed to or required to be contributed to by Bancorp, the Company or any subsidiary of the Company with respect to the Business Employees, or under which the Company or any of its subsidiaries has or may have any liability.

1.17          “Company Capital Stock” has the meaning set forth in Section 3.20(a).

1.18          “Company Customer” means any Person to which the Company or any Subsidiary of the Company provides investment advisory, investment subadvisory, wrap, brokerage, financial planning or similar services pursuant to a Company Customer Contract.

1.19          “Company Customer Contract” means each material Contract pursuant to which the Company or any Subsidiary of the Company provides investment advisory, investment subadvisory, wrap, brokerage, financial planning or related services to any Person.

1.20          “Company Disclosure Letter” means the letter from the Company to Parent, dated the date hereof and as may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representations and warranties made, and the listings of information provided, by the Company pursuant to the terms and conditions hereof.

1.21          “Company Financial Information” has the meaning set forth in Section 3.10(a).

1.22        “Company Lease” means any lease, sublease or license, including any amendment with respect thereto, pursuant to which the Company or any Subsidiary of the Company uses, leases, subleases, occupies or holds any material Company Leased Real Property in connection with the Business.

1.23        “Company Leased Real Property” means the real property leased, subleased, occupied and/or licensed by the Company or any Subsidiary or Controlled Affiliate of the Company, as tenant, subtenant or licensee in connection with the Business, together with, to the extent leased, subleased, occupied and/or licensed in connection with the Business by the Company or any Subsidiary or Controlled Affiliate of the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures thereto, and all easements, licenses, rights and other appurtenances relating to the foregoing.

1.24        “Company Licensed Intellectual Property” means the Intellectual Property used in the Business that is not Company Owned Intellectual Property, excluding standard, commercially available software licensed via “click-wrap” or “shrink-wrap” license agreements.

1.25        “Company Owned Intellectual Property” means the Intellectual Property solely or primarily related to the Business that is owned by the Company or any of the Subsidiaries of the Company.

1.26        “Company Qualified Plan” has the meaning set forth in Section 3.12(d).

1.27        “Company Rights” has the meaning set forth in Section 2.5(a).

1.28        “Company Stock” has the meaning set forth in Section 2.3(a).

1.29        “Confidential Information” means any and all information not publicly available or generally available to the industry, which relates to specific matters concerning (i) in the case of the Company and its Subsidiaries and Controlled Affiliates, the Business of the

Company and (ii) in the case of Parent and its subsidiaries, the business conducted by Parent and its subsidiaries.

1.30        “Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by Bancorp, the Company, Merger Sub and/or Parent of this Agreement or any Related Agreement or (b) the consummation by Bancorp, Parent, Merger Sub and/or the Company of the transactions contemplated hereby and thereby.

1.31        “Contract” means any contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument or offer, written or oral, to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets is bound.

1.32        “Controlled Affiliate” of any Person means a Person that is directly or indirectly controlled by such other Person.

1.33        “Disclosing Party” has the meaning set forth in Section 6.1.

1.34        “Earn-Out Accountant” has the meaning set forth in Section 2.3(d)(v).

1.35        “Earn-Out Calculation” has the meaning set forth in Section 2.3(d)(iv).

1.36        “Earn-Out Consideration” means the Private Client Contingent Payment Amount, the First Investment Banking Contingent Payment Amount and the Second Investment Banking Contingent Payment Amount.

1.37        “Earn-Out Periods” means the PCCP Period and the IBCP Period.

1.38        “Effective Time” has the meaning set forth in Section 2.1(c).

1.39        “ERISA” means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, as amended from time to time.

1.40        “ERISA Affiliate” means with respect to any specified Person, any other Person that is or has been treated as a single employer with such specified Person for purposes of Section 414 of the Code.

1.41        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.42        “Filings” has the meaning set forth in Section 3.7(j).

1.43        “First Investment Banking Contingent Payment Amount” means the Investment Banking Contingent Payment Amount with respect to the one-year period ending on the first anniversary of the Closing Date.

1.44        “GAAP” means the accounting principles generally accepted in the U.S., including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

1.45        “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including the SEC and any SRO within or outside the United States.

1.46        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor thereto.

1.47        “IBCP Period” has the meaning set forth in Section 2.3(d)(ii).

1.48        “Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

1.49        “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than liens relating to equipment leased by the Company or any Subsidiary of the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

1.50        “Indemnified Losses” has the meaning set forth in Section 9.2.

1.51        “Indemnified Party” has the meaning set forth in Section 9.4.

1.52        “Indemnifying Party” has the meaning set forth in Section 9.4.

1.53        “Initial Share Consideration” has the meaning set forth in Section 2.3(a).

1.54        “Intellectual Property” means any of the following which is material to the Business: all material patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators (URLs), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

1.55        “Internal Controls” has the meaning set forth in Section 3.10(d).

1.56        “Investment Banking Fees” all management and underwriting fees associated with capital raising activities, including in connection with, among other things, public offerings and private placements, as well as all advisory and placement fees, in each case generated by and allocated to the Subject Investment Banker (i.e., 90% of the gross management fee paid to the Company and 90% of the net underwriting fee paid to the Company) in a manner that gives consideration to the contribution of such individuals with respect to the generation and earning of such fees, and is otherwise generally consistent with the past practices of the Company with respect to the recognition of these revenues within the Company’s investment banking group, in each case on a basis net of gross commissions or referral fees and direct reasonable and documented transaction costs payable in connection with such fees. The allocations of such fees to such Subject Investment Bankers shall be made by Parent in good faith. Notwithstanding anything herein to the contrary, with respect to Investment Banking Fees attributable to mutual stock (or thrift) conversions, 100% of the amount of such fees shall constitute and be included in Investment Banking Fees for purposes of this Agreement regardless of the source of such transaction.

1.56        “IRS” means the United States Internal Revenue Service.

1.58        “Investment Banking Contingent Payment Amount” has the meaning set forth in Section 2.3(d)(ii).

1.59        “Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.60        “Knowledge” or “knowledge” means, with respect to Company, the actual knowledge of the individuals set forth in Annex A hereto and, with respect to Parent, means the actual knowledge of the individuals set forth in Annex B hereto, which in each case shall be deemed to include the knowledge any such person would have had if he or she had made a reasonable investigation and due inquiry of those persons that such individual would reasonably expect to have actual knowledge of the relevant subject matter. The words “know,” “knowing” and “known” shall be construed accordingly.

1.61        “Liability” or “Liabilities” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

1.62        “Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance.

1.63        “Losses” has the meaning set forth in Section 9.2.

1.64        “Material Adverse Effect” means:

(a)           with respect to the Company, a material adverse effect on the assets, business, financial condition or results of operations of the Business taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that generally affect the industries in which the Company and its Subsidiaries operate the investment management, brokerage and investment banking businesses, (iii) any changes resulting from the announcement or pendency of the transactions provided for in this Agreement, or (iv) force majeure events, disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war; and

(b)          with respect to Parent, a material adverse effect on the assets, business, financial condition or results of operations of Parent’s and its subsidiaries’ businesses taken as a whole, but shall not be deemed to include (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that generally affect the industries in which Parent and its subsidiaries operate, (iii) any changes resulting from the announcement or pendency of the transactions provided for in this Agreement, or (iv) force majeure events, disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war.

1.65        “Material Contract” has the meaning set forth in Section 3.16.

1.66        “Merger” has the meaning set forth in Section 2.1(a).

1.67        “Merger Consideration” means collectively, the Initial Share Consideration, the Warrants, and the Earn-Out Consideration.

1.68        “Merger Sub” has the meaning set forth in the introductory paragraph hereof.

1.69        “NASD” means the National Association of Securities Dealers, Inc.

1.70        “NJBCA” has the meaning set forth in Recital B.

1.70        “Non-Competition Period” has the meaning set forth in Section 6.3(a).

1.72        “Non-Income Taxes” means any Taxes other than Income Taxes including any interest, penalties or additions thereto, whether or not disputed.

1.73        “Non-Registered Fund” means any pooled investment vehicle that is not registered as an investment company under the Investment Company Act.

1.74        “Notice of Dispute” means a written notice delivered by Bancorp (on behalf of the Shareholders) to Parent pursuant to Section 2.3(d)(v).

1.75        “NYSE” has the meaning set forth in Section 5.6(e).

1.76        “Order” means an order, writ, injunction, or decree of any court or Governmental Authority.

1.77        “Ordinary Course” means, with respect to the Business, only the ordinary course of commercial operations customarily engaged in by the Company consistent with prior practices. For purposes hereof, Ordinary Course shall not include (a) any material violation or material default under any applicable Requirement of Law or (b) any activity which the Company has expressly agreed not to undertake pursuant to this Agreement.

1.78        “Other Company Business Entities” has the meaning set forth in Section 3.2(c).

1.79        “Other Recipients” means those holders of Company Rights entitled to any portion of the Merger Consideration.

1.80        “Parent” has the meaning set forth in the introductory paragraph hereof.

1.81        “Parent Common Stock” means the common stock, par value $0.15 per share, of Parent.

1.82        “Parent Disclosure Letter” means the letter from Parent to Bancorp, dated the date hereof and as may be amended or supplemented from time to time on or prior to Closing, of exceptions to the representations and warranties made, and the listings of information provided, by Parent pursuant to the terms and conditions hereof.

1.83        “Parent Indemnified Persons” has the meaning set forth in Section 9.2.

1.84        “Parent SEC Documents” has the meaning set forth in Section 5.6(a).

1.85        “Parent Shareholder Meeting” has the meaning set forth in Section 6.13.

1.86        “Parent Shares” means the shares of Parent Common Stock to be delivered to the Shareholders pursuant to Section 2.3(a) hereof.

1.87        “Party” or “Parties” has the meaning set forth in the first paragraph hereof.

1.88        “PBGC” means the Pension Benefit Guaranty Corporation.

1.89        “PCCP Period” means the two-year period ending on the second anniversary of the Effective Time.

1.90        “Pension Plan” means an employee pension benefit plan (within the meaning of ERISA Section 3(2)).

1.91        “Permits” means all material licenses, registrations, franchises, permits, certificates, approvals, accreditations, or other similar authorizations.

1.92        “Permitted Liens” means, collectively, (a) Liens that are disclosed in the Company Disclosure Letter or identified in the Company Financial Information, (b) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal and (e) other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the Business or the value of such property for the purpose of such Business.

1.93        “Person” means and shall include a natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof) and shall be construed broadly.

1.94        “Plan” means any agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not considered legally binding and whether or not written, that involves any (a) pension, retirement, profit sharing, savings, deferred compensation, stock option, stock purchase, phantom stock, or incentive plan; (b) welfare or “fringe” benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) any employment, consulting, engagement, retainer or golden parachute agreement or arrangement, including without limitation any “employee benefit plan” as defined in ERISA Section 3(3), (together “Plans” and each item thereunder a “Plan”).

1.95        “Post-Closing Periods” means all taxable periods commencing after the Effective Time and the portion of any Straddle Period commencing after the Effective Time.

1.96        “Pre-Closing Periods” means all taxable periods ending as of or prior to the Effective Time and the portion of any Straddle Period ending as of the Effective Time.

1.97        “Private Client Contingent Payment Amount” has the meaning set forth in Section 2.3(d)(i).

1.98        “Production” means commissionable revenue for any given individual set forth on Schedule 2.3(d).

1.99        “Receiving Party” has the meaning set forth in Section 6.1.

1.100        “Records” has the meaning set forth in Section 6.7.

1.101     “Registered Investment Company” means any pooled investment vehicle that is registered or required to be registered as an investment company under the Investment Company Act.

1.102        “Reference Balance Sheet” has the meaning set forth in Section 3.10(a).

1.103        “Reference Income Statement” has the meaning set forth in Section 3.10(a).

1.104     “Registration Rights Agreement” means the Registration Rights Agreement, between Parent and Bancorp (on behalf of the Shareholders), substantially in the form attached as Exhibit A hereto.

1.105     “Related Agreements” means the Registration Rights Agreement, the Warrant and the Voting Agreement.

1.106     “Requirement of Law” means, with respect to any Person, any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, consent, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of (or agreement with) any Governmental Authority (including any memorandum of understanding or similar arrangement with any Governmental Authority), in each case binding on that Person or its property or assets.

1.107     “SEC” means the Securities and Exchange Commission.

1.108     “Second Investment Banking Contingent Payment Amount” means the Investment Banking Contingent Payment Amount with respect to the one-year period ending on the second anniversary of the Closing Date.

1.109     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

1.110     “Shareholder Indemnified Persons” has the meaning set forth in Section 9.3.

1.111     “Shareholders” means, collectively, the holders of shares of Company Common Stock at the Effective Time. After the Effective Time, the term “Shareholders” shall mean, collectively, (i) the Shareholders of the Company at the Effective Time and (ii) the Other Recipients.

1.112     “September 30, 2006 Financial Information” has the meaning set forth in Section 3.10(a).

1.113     “SRO” means the NASD, the National Futures Association, each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

1.114     “Straddle Period” has the meaning set forth in Section 6.4(d).

1.115     “Subject Investment Bankers” has the meaning set forth in Section 2.3(d)(ii).

1.116     “Subject Producers” has the meaning set forth in Section 2.3(d)(i).

1.117     “Subsidiaries Benefit Plans” has the meaning set forth in Section 3.12(a).

1.118     “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person. Notwithstanding the foregoing, for purposes hereof, the Subsidiaries of the Company shall be those entities set forth on Schedule A, each of which constitutes a “significant subsidiary” under SEC Regulation S-X (measured as if the Company were required to file periodic reports as a registrant with the SEC under the Exchange Act).

1.119     “Substituted Cash Consideration” has the meaning set forth in Section 2.3(a).

1.120     “Surviving Corporation” has the meaning set forth in Section 2.1(a).

1.121     “Surviving Corporation Common Stock” has the meaning set forth in Section 2.2.

1.122     “Tax Returns” means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Requirements of Law to be filed in connection with any Taxes, and reports relating to Taxes payable by, pursuant to or in connection with any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

1.123     “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums and any other charges of any Governmental Authority of the same or similar nature, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.124     “Territory” has the meaning set forth in Section 6.3(a).

1.125     “Third Person” has the meaning set forth in Section 9.5.

1.126     “Third Person Claim” has the meaning set forth in Section 9.5.

1.127     “Treasury Regulations” means the rules and regulations under the Code issued by the U.S. Department of Treasury.

1.128     “Unaudited Financial Information” has the meaning set forth in Section 3.10(a).

1.129     “Voting Agreement” means that certain Voting Agreement, executed by Parent and Ronald J. Kruszewski and certain other members of the Board of Directors of Parent who are also shareholders of Parent and who collectively beneficially own approximately 25% of the outstanding shares of capital stock of Parent on the date hereof, as the same may be amended from time to time.

1.130     “Warrant” means, collectively, the five-year warrants to be issued by Parent to the Shareholders of the Company as part of the Merger Consideration, in the form of Exhibit B hereto.

ARTICLE 2

TERMS AND PLAN OF MERGER

2.1          Merger and Effect of Merger.

(a)           Subject to the terms and conditions contained herein, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the requirements of the NJBCA, whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving corporation of such Merger (the “Surviving Corporation”).

(b)          Subject to the provisions of Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place in Miami, Florida at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 W. Flagler Street, Miami, Florida 33130 on February 15, 2007, or otherwise as soon as possible, but in any event no later than two (2) Business Days after the date the last of the conditions set forth in Articles 7 and 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent, on the one hand, and Bancorp and the Company, on the other hand, may mutually agree (the date on which the Closing actually occurs being herein referred to as the “Closing Date”).

(c)           Upon the Closing, the Company and Merger Sub shall file a certificate of merger with the New Jersey Secretary of State and make all other filings or recordings required by the NJBCA in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the New Jersey Secretary of State.

(d)           From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the NJBCA.

(e)           The Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

2.2          Conversion of Merger Sub Stock. Subject to the provisions of this Agreement, at the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”), which share of the Surviving Corporation Common Stock shall be owned by Parent and which shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

2.3          Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, shares of the capital stock of the Company shall be treated as follows:

(a)           Subject to reduction pursuant to Section 2.5(c) hereof, each share of Common Stock, $0.001 par value per share, of the Company (the “Company Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically without any action on the part of the holder thereof be converted into the right to receive, upon surrender of the certificates representing each such share, if any, its pro rata portion of: (1) 2,531,278 shares of Parent Common Stock (the “Initial Share Consideration”), subject to reduction, with such reduction to be represented by cash (the “Substituted Cash Consideration”) as provided below; (2) (A) subject to receipt by Parent of the approval of Parent’s shareholders with respect to the same, warrants to purchase an aggregate of 500,000 shares of Parent Common Stock at an exercise price of $36.00 per share, pursuant to the Warrant, or (B) in the event such shareholder approval is not obtained, cash in the amount of $20,000,000; and (3) the Earn-Out Consideration, if any. Notwithstanding the foregoing, in the event that Parent shall not have obtained shareholder approval of the issuance of the Warrant as described in Section 2.3(a)(2)(A) above for any reason on or before June 30, 2007, Parent shall pay the $20,000,000 pursuant to Section 2.3(a)(2)(B) within two (2) Business Days of such date, and Parent shall have no further obligation to issue the Warrant or issue any shares of Parent Common Stock upon exercise thereof. Parent shall substitute an amount of Substituted Cash Consideration in lieu of a portion of the Initial Share Consideration, at a rate per substituted share equal to the greater of (i) the average of the daily closing price of a share of Parent Common Stock for the ten (10) consecutive Business Days ending on the day prior to the Closing Date and (ii) $36.00, and the number of shares deliverable as Initial Share Consideration shall be correspondingly reduced; provided, however, that such reduction shall only be permitted to the extent of 150,000 shares of Parent Common Stock, subject to adjustment (up or down) as may be necessary to cause the Initial Share Consideration to have a voting power equal to no more than 19.9% of the voting power of Parent Common Stock outstanding immediately prior to the issuance of such stock, calculated in accordance with NYSE Rule 312.03(c). The Parties agree that the Substituted Cash Consideration shall be (X) reduced on a dollar-for-dollar basis (on an after-tax basis at the statutory federal tax rate) by an amount equal to the sum of (i) the amount required pursuant to the last sentence of Section 6.5(c) hereof, not to exceed $799,866 in the aggregate and (ii) the amount of the transaction expenses incurred and paid in connection with the transactions contemplated hereunder, including, without limitation, (a) the portion of the HSR Act filing fee referred to in Section 6.9 hereof required to be paid by the Company and (b) all transaction costs and expensed incurred by or on behalf of the Company or Bancorp in connection with this Agreement and the transactions contemplated hereunder, including, without limitation, any fees and expenses relating to any investment banker, broker, lawyer or accountant and (Y) increased by the amount of cash received by the Company in respect of the exercise of any Company Rights by any holder thereof prior to the Closing Date.

(b)          From and after the Effective Time, each certificate or book entry theretofore evidencing one or more shares of Company Stock shall no longer evidence Company Stock, but shall evidence only the right to receive, in exchange therefor, the Merger Consideration (subject to the conditions herein).

(c)           All Company capital stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and no Parent capital stock, cash or other consideration of any kind shall be delivered in exchange therefor under this Agreement.

(d)           Earn-Out Consideration.

(i)            Private Client Contingent Payment Amount. In addition to the Initial Share Consideration (as well as any Substituted Cash Consideration) and Warrants issuable hereunder, during the PCCP Period, Parent shall pay to the Shareholders their respective pro rata portions of any Private Client Contingent Payment Amount (as defined below), if any, payable pursuant to the provisions hereof up to a maximum of Forty Million Dollars ($40,000,000). The Private Client Contingent Payment Amount, if any, shall be paid to the Shareholders within ten (10) days following the agreement by Parent and Bancorp of such amount (or in the event of any dispute with respect to such amount, the final determination thereof by the Earn-Out Accountant). The Private Client Contingent Payment Amount shall be based on the aggregate Production “credited to the grid” for the individuals set forth on Schedule 2.3(d)(i) hereof (the “Subject Producers”) during the PCCP Period. Specifically, the Shareholders shall receive their respective pro rata portions of the amount (the “Private Client Contingent Payment Amount”), if any, equal to (x) thirty percent (30%) of (y) the amount by which the aggregate Production “credited to the grid” for the Subject Producers during the PCCP Period, as finally determined in accordance with this Section 2.3(d)(i), exceeds the base production amount set forth on such Schedule 2.3(d)(i) (the “Base Production Amount”); provided, however, in no event shall the Private Client Contingent Payment Amount exceed $40,000,000. The amount of Production credited to the Subject Producers pursuant to this Section shall be on a producer-by- producer basis, giving consideration to the relative contributions of individuals and generally consistent with the allocations used for compensation credit for the Subject Producers and other Parent investment professionals, all determined in good faith by Parent.

In the event Parent causes any Subject Producer to be terminated other than for “cause” (as such term is generally used in Parent’s forgivable note program) during the PCCP Period, then the Base Production Amount shall be reduced by an amount equal to (1) the Production related to such Subject Producer for the entire PCCP Period as set forth on Schedule 2.3(d)(i) multiplied by (2) a fraction with a numerator equal to the number of months remaining in the PCCP

Period (excluding the month of termination) at the time of such termination and a denominator of 24. No adjustment to the Base Production Amount shall be made if a Subject Producer has been terminated for cause or if the Subject Producer terminates his or her employment, in either case prior to the expiration of the PCCP Period. In the event any Subject Producer’s employment is terminated with or without cause, Parent shall provide Bancorp with prompt written notice (but in no event later than ten (10) Business Days after any such termination) describing the facts and circumstances regarding such termination. In the event the employment of any Subject Producer is terminated without cause, then as part of the foregoing notice, Parent shall also provide Bancorp with a calculation of the appropriate adjustment to be made to the Base Production Amount in accordance with the provisions set forth herein. Parent and its subsidiaries (including the Company after the Closing) shall afford the Subject Producers treatment that is at least as favorable as the treatment generally afforded Parent’s broker/dealers. Additionally, Parent and its subsidiaries (including the Company after the Closing) shall not take any action which has the effect of shifting commissions or other amounts payable to the Subject Producers based on the Production of such Subject Producers to other forms of compensation.

(ii)           Investment Banking Contingent Payment. In addition to the Initial Share Consideration (as well as any Substituted Cash Consideration), Warrants issuable hereunder and the Private Client Contingent Payment Amount, during the IBCP Period (as defined below) Parent shall pay to the Shareholders their respective pro rata portions of any Investment Banking Contingent Payment Amount (as defined below) within ten (10) days following the agreement by Parent and Bancorp of such amount (or in the event of any dispute with respect to such amount, the final determination thereof by the Earn-Out Accountant). The Investment Banking Contingent Payment Amount shall be based on the aggregate Investment Banking Fees attributable to the individuals set forth on Schedule 2.3(d)(ii) hereof (the “Subject Investment Bankers”). Specifically, the Shareholders shall receive for each of the twelve month periods immediately preceding the first and second anniversary of Effective Time (collectively, the “IBCP Period”) their respective pro rata portions of an amount equal to (x) twenty five percent (25%) of (y) the amount, if any, by which the aggregate Investment Banking Fees attributable to the Subject Investment Bankers actually received by Parent and its subsidiaries (including the Company and its subsidiaries) during each such twelve-month period of the IBCP Period, as finally determined in accordance with this Section 2.3(d)(ii), exceeds Twenty Five Million Dollars ($25,000,000) (the “Investment Banking Contingent Payment Amount”). Parent agrees to act in good faith to equitably allocate to the appropriate periods any transactions generating Investment Banking Fees that are expected to close immediately following the end of any such IBCP Period and which were otherwise scheduled to close prior to the end of such IBCP Period.

(iii)          Parent may elect to pay any of the Earn-Out Consideration, if any, in cash or in shares of Parent Common Stock, or in a combination thereof. Any shares of Parent Common Stock so delivered in satisfaction thereof shall be valued as follows: the average of the daily closing price of a share of Parent Common Stock for the 10 consecutive Business Days ending on the day prior to the last day of any applicable Earn-Out Period.

(iv)         Not later than forty-five (45) days after the end of the PCCP Period and each of the IBCP Periods, Parent shall cause to be prepared and delivered to Bancorp (on behalf of the Shareholders) for such periods a certificate of a senior financial officer of Parent setting forth a calculation, in reasonable detail, of the Private Client Contingent Payment Amount, the First Investment Banking Contingent Payment Amount and/or the Second Investment Banking Contingent Payment Amount, as applicable, for such periods (each, an “Earn-Out Calculation”). Parent shall provide, and shall use its best efforts to cause its advisers to provide, Bancorp and its respective advisers reasonable access to such books, records and personnel of the Company and Parent relating to the operation of the Business after the Closing Date (including the work papers of the Parent, the Company and their respective subsidiaries and of their respective accountants, but in each case solely relating to the preparation of the Earn-Out Calculation) to the extent necessary to enable Bancorp and its advisers to review and confirm the Production and Investment Banking Fees, as the case may be, the Earn-Out Calculation and all such calculations based thereon.

(v)           Within thirty (30) days following its receipt of (i) the applicable Earn-Out Calculation; and (ii) all such other documents and other reasonably requested backup information necessary or appropriate for Bancorp to analyze and review the applicable Earn-Out Calculation for each such applicable Earn-Out Period, Bancorp shall deliver to Parent either (i) its agreement as to the calculation of the applicable Earn-Out Consideration as set forth therein, (ii) a Notice of Dispute, specifying in reasonable detail the nature of its dispute of the calculation of the Earn-Out Consideration as set forth therein, or (iii) if insufficient information has been provided to Bancorp, in Bancorp’s reasonable determination, to confirm the Earn-Out Calculation, a statement to that effect. If Bancorp delivers a notice under (iii) above, Parent shall cause the prompt delivery to Bancorp of such requested documentation reasonably requested by Bancorp, after which Bancorp shall have thirty (30) days to either agree with the relevant Earn-Out Calculation or deliver a Notice of Dispute. During the 30-day period after the delivery of a Notice of Dispute to Parent delivered under (ii) above, Parent and Bancorp shall attempt in good faith to resolve any such dispute and finally determine the Earn-Out Consideration payable for any such Earn-Out Period. If at the end of such 30-day period, Parent and Bancorp have failed to reach agreement with respect to such dispute, the matter shall be submitted to an accountant at a nationally recognized public accounting firm that is not the principal independent auditor for either Parent or Bancorp and is otherwise neutral and impartial; provided, however, that if Parent and Bancorp are unable to select such an accountant within 45 days after delivery of a Notice of Dispute to Parent, either party may request the American Arbitration Association to appoint, within 20 Business Days from the date of such request, an independent public accountant with significant relevant experience and that is not the principal independent auditor for either Bancorp or Parent. The accountant so selected shall be referred to herein as the “Earn-Out Accountant.” The Earn-Out Accountant shall act as an arbitrator to resolve the disputed portions of the calculation of the Earn-Out Consideration for the applicable Earn-Out Period in accordance with the terms and conditions of this Agreement and shall be given an opportunity to review all relevant information necessary or appropriate to resolve any disputed matter. The Earn-Out Accountant shall deliver to Bancorp and Parent, as promptly as practicable after its appointment, a written report setting forth the resolution of each disputed matter and its determination of the Earn-Out Consideration set forth in such Earn-Out Calculation as determined in accordance with the terms of this Agreement. Such report shall be final and binding upon the Parties to the fullest extent permitted under applicable law and may be enforced in any court having jurisdiction. Each of Parent and the Shareholders shall bear all the fees and costs incurred by it in connection with this arbitration, except that in the event the Earn-Out Accountant is required to resolve any dispute between the Parties relating to any Earn-Out Calculation, all fees and expenses relating to the work performed by the Earn-Out Accountant, as well as the reasonable legal fees of Parent and the Shareholders, shall be borne by Parent and the Shareholders in inverse proportion as they may prevail on the matters resolved by the Earn-Out Accountant, which proportionate allocation will also be determined by the Earn-Out Accountant and be included in the Earn-Out Accountant’s written report.

(vi)          On the second Business Day after (x) the date Parent and Bancorp agree to the calculation of the Earn-Out Consideration set forth in the Earn-Out Calculation for each Earn-Out Period or (y) if Parent and Bancorp (on behalf of the Shareholders) are unable to agree on any such calculation of Earn-Out Consideration, the date that Parent and Bancorp receive notice from the Earn-Out Accountant of the final determination of the amount(s) being so disputed, the Earn-Out Consideration shall be paid by Parent to the Shareholders, pursuant to the provisions of Section 2.3(d)(iii).

2.4          Manner of Exchange of Stock.

(a)           As of the Effective Time, the stock transfer books of the Company shall be closed and no transfer of certificates representing Company Stock outstanding at the Effective Time shall thereafter be made. Parent shall be the agent for surrender and exchange of shares of Company Stock (the “Exchange Agent”).

(b)          At the Effective Time, each Shareholder, upon surrender for cancellation to the Exchange Agent of all certificate(s) representing the outstanding shares of Company Stock held by such Shareholder shall be entitled to receive the Merger Consideration which such Shareholder has the right to receive in respect of the shares of Company Stock formerly evidenced by such certificate in accordance with Section 2.3.

(c)           Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued. Parent shall aggregate the shares of Parent Common Stock issuable to Shareholders, and, if following such aggregation, any Shareholder would be entitled to receive a fractional share of Parent Common Stock but for this Section, such Shareholder will, in lieu of such fractional share and after surrender of such Shareholder’s certificate or certificates of Company Stock, be entitled to receive an amount in cash equal to the greater of (i) $36.00 and (ii) the average of the daily closing price of a share of Parent Common Stock for the ten (10) consecutive Business Days ending on the day prior to the Closing Date, multiplied by the fraction of the share of Parent Common Stock to which such Shareholder would otherwise be entitled.

(d)          If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Initial Share Consideration (and the $36.00 share price floor for the Substituted Cash Consideration (in Section 2.3(a) and the fractional share calculation (in Section 2.4(c)) shall be appropriately and equitably adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares. In addition, if between the date of this Agreement and later of (i) the Effective Time and (ii) the date the Warrant is issued, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares or other similar action, the number of shares issuable pursuant to the Warrant and the exercise price thereof shall be appropriately and equitably adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares or other similar action.

2.5          Company Options.

(a)           Listed in the attached Section 3.20 of the Company Disclosure Letter are all of the outstanding, and unexpired options and contractual rights to purchase and acquire shares of Company Stock (collectively, the “Company Rights”) as of the date hereof. All Company Rights that have not been exercised immediately prior to the Effective Time shall be canceled and the holders of such Company Rights shall only be entitled to receive the consideration provided in accordance with Section 2.5(c) hereof.

(b)          Prior to the Effective Time, the Company shall make any amendments to the terms of such Company Rights that are deemed necessary or appropriate, if any, to give effect to the transactions contemplated by this Agreement, as determined in good faith by the Company’s Board of Directors.

(c)           At the Effective Time, in exchange for the termination and cancellation of any and all Company Rights outstanding immediately prior to the Closing Date, the holders of Company Rights shall, without any action on the part of the holders thereof, be entitled to receive such portion of the Merger Consideration, if any and to the extent, set forth on Schedule 2.5(c) (which schedule shall be delivered to Parent at least two (2) Business Days prior to the Closing Date) at which time all such Company Rights shall terminate and be of no further force and effect; provided that such consideration shall not increase the Merger Consideration payable by Parent in connection with the transactions contemplated hereby. To the extent any such individuals are to receive any Earn-Out Consideration, solely or otherwise, Bancorp, on behalf of the Shareholders, shall enter into such agreements with such individuals prior to the Closing Date as it deems necessary or appropriate, if any, to give effect to the same. Notwithstanding anything herein to the contrary, in no event shall Parent be required to take any action that would violate Section 409A of the Code by virtue of making such payments to holders of Company Rights.

2.6          Articles of Incorporation and Bylaws of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub, a copy of which is attached as Exhibit C hereto shall be the Certificate of Incorporation of the Surviving Corporation, except that Article One shall be amended to read as follows: “The name of the corporation is “Ryan Beck Holdings, Inc.” and to include such other changes set forth on Exhibit C-1 (subject to any subsequent amendment). At and after the Effective Time, the Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, except that they shall be amended to reflect that the name of the corporation shall be Ryan Beck Holdings, Inc. (subject to any subsequent amendment, provided that no such amendment shall terminate or modify in any adverse manner the provisions relating to the indemnification and exculpation of directors and officers of the Company and its subsidiaries to the fullest extent permitted by law.).

2.7          Directors and Officers of Surviving Corporation. The Directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub at the Effective Time shall be appointed by Parent, with Ben Plotkin serving as Chairman and Chief Executive Officer of the Surviving Corporation.

2.8          Observer Status on the Parent Board of Directors. For so long as Bancorp owns 10% or more of the outstanding shares of Parent Common Stock, at Bancorp’s request, one individual designated by Bancorp shall receive notice of and have the right to attend each and every meeting of Parent’s Board of Directors and to receive all information provided to Parent’s Directors; provided, however, that Parent reserves the right, subject to advance written notice to Bancorp, to exclude such observer from access to any material or meeting portion thereof if Parent believes upon the advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similarly appropriate reasons; provided further, however, that notwithstanding the foregoing, Parent shall provide such observer with all such information that Parent determines, on advice of counsel, would not cause or constitute a breach of such attorney-client privilege. If so requested by Parent, Bancorp will enter into an observer rights letter with Parent on reasonable and customary terms.

2.9          Additional Actions. If, at any time after the Effective Time, Parent or the Surviving Corporation shall reasonably determine that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Parent or the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of Parent or the Surviving Corporation, as the case may be, shall be authorized to execute and deliver, in the name and on behalf of Merger Sub, Parent or the Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub, Parent or the Company, as the case may be, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation consistent with the terms of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Parent as of the date hereof and as of the Closing.

3.1          Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Jersey with full power and authority to own, operate and lease its assets and to carry on its business as currently conducted. The Company is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of its certificate of incorporation and bylaws.

3.2          Subsidiaries; Other Interests.

(a)           Section 3.2(a) of the Company Disclosure Letter sets forth the name, jurisdiction of organization or incorporation of each Subsidiary. Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Subsidiary is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business, or the ownership or lease of its properties, require it to be so qualified or licensed. All of the outstanding shares of the capital stock or other securities of each such Subsidiary are owned by the Company or a wholly-owned Subsidiary of the Company, are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable Requirements of Law.

(b)          Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of any material interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person owned, directly or indirectly, by any Subsidiary, other than (i) interests or investments held by any such Subsidiary for the account of clients as of the date hereof and Liens on interests or investments securing Indebtedness of such clients or (ii) securities, interests and investments maintained by the Company and its Subsidiaries in the Ordinary Course.

(c)           The Subsidiaries shall be those entities set forth on Schedule A hereto. No representations herein are materially misleading or materially incomplete, or otherwise inaccurate or untrue in any material respect, by reason of excluding the other subsidiaries and/or Controlled Affiliates of the Company (the “Other Company Business Entities”). Schedule A-1 sets forth the name, jurisdiction of organization or incorporation of each of such Other Company Business Entities.

3.3          Authorization; Binding Obligations. The Company and each of its Subsidiaries that is party to any Related Agreement has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which they are a party and to perform all of the obligations to be performed by any of them hereunder and thereunder. The making, execution, delivery and performance by the Company of this

Agreement and the Related Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

3.4          No Conflicts.

(a)           Except as set forth in Section 3.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and each of the Related Agreements to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in the creation of any Lien upon the shares of Company Stock to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any Consent or other action by, notice to, or filing with, any third party or Governmental Authority pursuant to, the charter or bylaws of the Company, or any applicable Requirements of Law or Material Contract to which the Company, or its properties or the shares of Company Stock are subject except for such conflicts, violations, Liens, contraventions, cancellations, defaults or Consents, the failure of which to obtain or violation of which will not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

3.5          Approvals. There are no notices, reports or other filings required to be made by the Company or any of the Subsidiaries with, or Consents required to be obtained by the Company or any of the Subsidiaries from, any Governmental Authority or other third party in order for Bancorp, the Company and the Subsidiaries to execute, deliver or perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 3.5 of the Company Disclosure Letter, (b) Consents as may be required under the HSR Act filings, (c) Consents as may be required by the NASD, or (d) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements, or (ii) have or cause a Material Adverse Effect.

3.6          Litigation. Except as set forth on Section 3.6 of the Company Disclosure Letter there is no investigation, action, suit, proceeding, claim, arbitration or other litigation pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company has any event occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any of the same, against or affecting the Company or any of its Subsidiaries or the Business (including any claim involving a Company Customer Contract or a Company Customer or any Company Leased Real Property) that, individually or in the aggregate, (a) as of the date of this Agreement, involves a claim against, or is reasonably likely to result in a liability of, the Business in excess of $100,000 net of existing reserves and after application of available insurance proceeds, if any, provided that multiple claims or causes of action arising out of a single circumstance or a collection of circumstances based on the same related set of facts shall be deemed to be a single claim or cause of action for purposes of this determination; (b) would reasonably be expected to have a Material Adverse Effect; or (c) would affect the legality, validity or enforceability of this Agreement or any Related Agreement or prevent or materially impair or delay the consummation of the transactions contemplated hereby or thereby. There are no judgments, injunctions, writs, orders or decrees of any Governmental Authority binding or, to the Knowledge of the Company, threatened to be imposed upon any Subsidiary that would (A) be binding upon Parent or its subsidiaries (other than the Company and its Subsidiaries) following consummation of such transactions contemplated by this Agreement and the Related Agreements and which would reasonably be expected to have a Material Adverse Effect on the Parent and its subsidiaries (taken as a whole) or their businesses following Closing on an aggregate basis, or (B) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7          Compliance with Requirements of Law, Regulatory Matters. Except as set forth on Section 3.7 of the Company Disclosure Letter:

(a)           The Company and each Subsidiary is, and since January 1, 2004 the Business has been operated, in compliance in all material respects with all material Requirements of Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2004, neither Bancorp, the Company, nor any Subsidiary has received any written, or, to the Knowledge of the Company, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that the Company or any Subsidiary is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to the Business.

(b)          (i) The Company’s Subsidiaries hold all Permits that are required in order to conduct the Business in the manner presently conducted under and pursuant to all Requirements of Law in all material respects; (ii) all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any proceedings or investigations related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification, revocation, proceeding or investigation is threatened, nor do facts exist which would reasonably form the basis for any such suspension, cancellation, modification, revocation, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iii) no Subsidiary is in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)           The Business is not subject to or bound by any Requirement of Law other than Requirements of Law imposed on similarly situated broker-dealers, that restricts the Business or relates to its capital adequacy, credit policies or management.

(d)           Each Subsidiary identified in Section 3.7(d) of the Company Disclosure Letter that is required to be registered by the Advisers Act, is duly registered as an investment adviser under the Advisers Act. Each such Subsidiary that is required to be is registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, is so registered, licensed or qualified except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the extent that any Subsidiary relies on any statutory or regulatory exemption to avoid registration as an investment adviser with any Governmental Authority, such Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. A correct and complete list of each such current registration, license or qualification is set forth in Section 3.7(d) of the Company Disclosure Letter. Except as set forth on Section 3.7(d) of the Company Disclosure Letter, no Subsidiary (i) is or has been an “investment adviser” within the meaning of the Advisers Act or any other applicable Requirements of Law or (ii) to the Knowledge of the Company, is subject to any material liability by reason of any failure to be so registered, licensed or qualified.

(e)           Each Subsidiary that is required to be registered under the Exchange Act, is duly registered as a broker-dealer under the Exchange Act, except where the failure to be so registered, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Subsidiary that is required to be is registered, licensed or qualified as a broker-dealer in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, is so registered, licensed or qualified except where the failure to be so registered, licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the extent that any Subsidiary relies on any statutory or regulatory exemption to avoid registration as a broker-dealer with any Governmental Authority, such Subsidiary has taken all actions required pursuant to the Requirements of Law to claim and maintain such exemption, except where the failure to claim or maintain such exemption, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. A correct and complete list of each such current registration, license or qualification is set forth in Section 3.7(e) of the Company Disclosure Letter. Except as set forth on Section 3.7(e) of the Company Disclosure Letter, no Subsidiary (i) is or has been a “broker” or “dealer”, or is or has been required to be registered as a “broker” or “dealer”, within the meaning of the Exchange Act or any other applicable Requirements of Law or (ii) to the Knowledge of the Company, is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(f)           None of the Subsidiaries is or has been (i) a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent or transfer agent within the meaning of any Requirement of Law or (ii) required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, trust company, real estate broker, introducing broker, insurance company, insurance broker, insurance agent, transfer agent or in any other capacity under any Requirement of Law.

(g)           None of the Subsidiaries of the Company nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to any Registered Investment Company for which it currently serves as investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification. None of the Subsidiaries of the Company nor any person “associated” (as defined in the Advisers Act) with any of them is ineligible or disqualified pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or person “associated” (as defined in the Advisers Act) with a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification. None of the Subsidiaries of the Company nor any of their “associated persons of a broker or dealer” are ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker-dealer or as an “associated person of a broker or dealer” (as defined in the Exchange Act), nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by, any Governmental Authority, which would reasonably be expected to result in any such ineligibility or disqualification.

(h)          The officers and employees of the Subsidiaries who are required to be licensed or registered for the activities conducted by them in respect of the Business are, and at all times since January 1, 2004 have been, duly licensed or registered in each state or jurisdiction in which, and with each Governmental Authority with whom, such licensing or registration is so required except where the failure to be so licensed would not have or cause a Material Adverse Effect. Each such registration or license is in full force and effect, except where the failure to be so licensed or registered, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the officers or employees of any Subsidiary is or, since January 1, 2004, has been subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Authority.

(i)            All material registrations (including Forms BD and ADV), reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed with any Governmental Authority, including all amendments or supplements to any of the above (the “Filings”) required to be filed by the Company and each Subsidiary since January 1, 2004 related to the Business have been filed in compliance in all material respects with all Requirements of Law and the information contained therein was true and correct in all material respects.

(j)            Section 3.7(j) of the Company Disclosure Letter sets forth a complete list of all securities exchanges, commodities exchanges, clearing corporations and similar organizations in which any Subsidiary holds memberships or has been granted trading privileges.

(k)           Except for routine examinations conducted by any Governmental Authority in the regular course of the Business, since January 1, 2004 (i) no Governmental Authority has initiated any proceeding, investigation, examination, audit or review into the Business (a “Proceeding”) and, to the Knowledge of the Company, no such Proceeding is ongoing, unresolved or threatened by any Governmental Authority and (ii) none of the Company or its Subsidiaries has received any notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of any of the Company or its Subsidiaries, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), which would have or cause a Material Adverse Effect.

(l)            The Company has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as may be required by Requirements of Law for itself and its Subsidiaries and a complete and correct copy of each of such policies has been made available to Parent to the Knowledge of the Company. Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Requirements of Law. The policies of the Company and its Subsidiaries respecting the avoidance of conflicts of interest are as set forth in the most recent policy manuals of the Company and its Subsidiaries, which have been made available to Parent. Since January 1, 2004, there have been no violations by any officer or investment professional of any of the Company and its Subsidiaries of such code of ethics, insider trading polices and personal trading policies which would reasonably be expected to have a Material Adverse Effect.

(m)         Each of the Company and its Subsidiaries has complied in all material respects with all material Requirements of Laws regarding the privacy of Company Customers and have established and complied in all material respects with policies and procedures in this regard reasonably designed to ensure compliance with Requirements of Law.

(n)          Each of the Company and its Subsidiaries, to the extent required by Requirements of Law, has a written anti-money laundering program and a written customer identification program in compliance with Requirements of Law and has complied with the terms of such program in all material respects.

3.8          [Reserved].

3.9          Registered Investment Companies; Non-Registered Funds. Except as set forth on Section 3.9 of the Company Disclosure Letter, neither the Company nor any Subsidiary serves, or at any time has served, as an investment adviser or sponsor to any Registered Investment Company or Non-Registered Fund.

3.10          Financial Statements.

(a)           (i) The audited balance sheets at December 31 in each of the years 2004 and 2005, and the related audited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company and its subsidiaries on a consolidated basis for each of the fiscal years then ended (the “Audited Financial Information”), (ii) the unaudited consolidated balance sheet of the Company and its subsidiaries at September 30, 2006 and related unaudited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company and its subsidiaries on a consolidated basis as of and for the nine-month period then ended (the “September 30, 2006 Financial Information”), and (iii) an unaudited consolidated balance sheet of the Company and its subsidiaries at November 30, 2006 (the “Reference Balance Sheet” and together with the September 30, 2006 Financial Information, the “Unaudited Financial Information”) and related unaudited statements of income, changes in shareholder equity and cash flows and notes related thereto of the Company and its subsidiaries as of and for the eleven-month period then ended (the “Reference Income Statement”), including in each case the notes thereto (such information in items (i), (ii) and (iii) collectively, the “Company Financial Information”) have been delivered to Parent. The Reference Balance Sheet is included as Exhibit 3.10(a) hereto. As of the date hereof, the Company has not made or declared any dividends on the Company Stock since the date of the Reference Balance Sheet.

(b)          The Company Financial Information has been (i) derived from the books of account and other financial records of the Business and (ii) prepared in accordance with GAAP consistently applied, subject only to normal recurring year-end adjustments and the absence of notes for the Unaudited Financial Information and except as otherwise expressly provided in the Company Financial Information. The Company Financial Information fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and their consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal and recurring year-end audit adjustments).

(c)           The corporate minute books of the Company and its Subsidiaries that have been made available to the Parent for inspection are complete and correct in all material respects. A true and complete list of the incumbent directors and officers of the Company and each Subsidiary of the Company attached as Section 3.10(c) of the Company Disclosure Letter.

(d)           The Company maintains in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its consolidated Subsidiaries and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its consolidated Subsidiaries that could have a material effect on the financial statements.

3.11        Title; Sufficiency of Assets. Upon consummation of the transactions contemplated by this Agreement and the Related Agreements, Parent or one or more of its subsidiaries and Controlled Affiliates (including the Surviving Corporation), taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of the rights, properties and assets necessary to conduct the Business in all material respects as currently conducted and as the same will be conducted on the Closing Date, including all such assets reflected in the Reference Balance Sheet or acquired since the date thereof (collectively, the “Assets”), except for any failure to have such titles, interests or rights that, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Material Adverse Effect. The Company and its Subsidiaries have maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear.

3.12          Employee Benefit Plans; Employee Matters.

(a)           Section 3.12(a)(i) of the Company Disclosure Letter lists each Company Benefit Plan. Section 3.12(a)(ii) of the Company Disclosure Letter lists each Company Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or in connection with which the Company or any of its Subsidiaries has or may have any liability (the “Subsidiaries Benefit Plans”). Each Subsidiaries Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Subsidiaries Benefit Plan and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed annual reports on the IRS Form 5500 for each such Subsidiaries Benefit Plan, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants and all actuarial reports, and (iv) the most recently received IRS determination letter for each such Subsidiaries Benefit Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment with respect to the Business to create, incur any liability with respect to or cause to exist any other Plan or to modify, change or terminate any Subsidiaries Benefit Plan.

(b)          Each of the Subsidiaries Benefit Plans (i) is, and has always been, operated in accordance in all material respects with all applicable provisions of ERISA, the Code, and all other Requirements of Law and (ii) has in all material respects been administered, operated and managed in accordance with its governing documents. No prohibited transactions (as defined in ERISA Section 406 or Code Section 4975), except any as to which an exemption described in ERISA Section 408 applies, and no violations of ERISA Section 407 have occurred with respect to any Company Benefit Plan. None of the rights of the Company or its Subsidiaries under the Subsidiaries’ Benefit Plans will be impaired in any material respect by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company and its Subsidiaries thereunder will be enforceable in all material respects at or after the Closing without the consent or agreement of any other party. Each Subsidiaries’ Benefit Plan (including any Plan covering former employees and retirees of the Company or its Subsidiaries) may be amended or terminated by the Company or other applicable sponsor of the Plan on or at any time after the Closing Date.

(c)           Except as disclosed in Section 3.12(c) of the Company Disclosure Letter, none of Bancorp, the Company, the Subsidiaries of the Company nor any of their ERISA Affiliates has now or at any time contributed to or been required to contribute to, sponsored, or maintained, or has any liability with respect to, (i) a multiemployer plan (as defined in ERISA Section 3(37) or 4001(a)(3)) or (ii) any Pension Plan which is subject to the provisions of Title IV of ERISA. With respect to each Company Benefit Plan subject to the minimum funding requirements of Code Section 412 and, if applicable, Title IV of ERISA: (i) as of the Closing Date, all contributions or payments to or under such Plan required by law or by the terms of such Plan or any contract or agreement or accrued through the Closing Date will have been made; (ii) as of the Closing Date, all contributions required to be made under ERISA Section 302 and Code Section 412 (whether or not waived) will have been made; (iii) there is no event or condition existing that could be deemed a reportable event within the meaning of ERISA Section 4043 with respect to which the 30 day notice requirement has not been waived (other than the transactions contemplated by this Agreement) and no condition exists that would subject the Company to a penalty under ERISA Section 4071; (v) as of the Closing Date, all required premium payments to the PBGC have been made when due. Except as disclosed in Section 3.12(c) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries is a party to any arrangement that has resulted or would result in a payment that would not be fully deductible as a result of Code Section 162(m) or Code Section 280G or any similar provision of law. None of Bancorp, the Company, the Subsidiaries of the Company or any of their ERISA Affiliates has terminated or taken action to terminate (in whole or in part) any employee benefit plans within the last three years that could result in any material liability to the Company or the Subsidiaries of the Company.

(d)           The IRS has issued a favorable determination letter with respect to each of the Company Benefit Plans that is intended to be qualified under Section 401(a) of the Code (a “Company Qualified Plan”) to the effect that such plan is qualified under Section 401(a) of the Code and that each trust established in connection with such Company Benefit Plan is exempt from United States federal income taxation under Section 501(a) of the Code. No circumstances exist that would adversely affect the qualified status of any Company Qualified Plan or that could be expected to result in the revocation of the trust’s exemption from United States federal income taxation. Each Company Qualified Plan is identified in Section 3.12(d) of the Company Disclosure Letter.

(e)           Each of the Company Benefit Plans that is a nonqualified deferred compensation arrangement is listed in Section 3.12(e) of the Company Disclosure Letter, and each such arrangement has been maintained, administered and operated in material compliance with Code Section 409A and the regulations and guidance thereunder. No amounts under such arrangements are subject to immediate inclusion in income or the additional taxes or penalties provided under Code Section 409A.

(f)           There are no pending or, to the Knowledge of the Company, threatened material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Subsidiaries Benefit Plans, any fiduciaries thereof with respect to their duties to the Subsidiaries Benefit Plans or the assets of any of the trusts under any of the Subsidiaries Benefit Plans. Neither the Company nor any of its Subsidiaries has any liability with respect to a Company Benefit Plan by virtue of its being a member of a controlled group with a Person who has liability under the Code or ERISA.

(g)           To the Knowledge of the Company, no labor union, labor organization or group of employees of any Subsidiary has made a pending demand for recognition or certification with respect to the Business Employees, there are no representation or certification proceedings or petitions seeking a representation proceeding with respect to the Business Employees presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and there have been no such actions, events or disputes since January 1, 2004. There are no strikes, organized work stoppages, organized slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Business Employees. No Subsidiary is a party to, bound by, or in the process of negotiating a collective bargaining agreement or other agreement with a labor union or labor organization covering any of the Business Employees.

(h)          Except as disclosed in Section 3.12(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee to separation, termination or severance pay, unemployment compensation or any other similar-type benefit payment, (ii) result in the payment to any present or former employee, officer, director or consultant of the Company or any of its Subsidiaries of any money or other property, (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, or (iv) cause any amounts payable under the Company Benefit Plans to fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

(i)            Except to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Company Benefit Plans provides for or promises medical, disability or life insurance or any other welfare benefits after retirement or other termination of employment to any current or former employee, officer, director or consultant of the Company or its Subsidiaries.

(j)            To the Knowledge of the Company, the Subsidiaries are in compliance in all material respects with all material Requirements of Law relating to the employment of labor, including, without limitation, those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and its Subsidiaries have paid in full to all Business Employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Business Employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the Business Employees. Except as disclosed in Section 3.12(j) of the Company Disclosure Letter, there is no charge of discrimination in employment or employment practices, including, without limitation, for reasons of age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which any Subsidiary of the Company has employed or employs any person.

(k)           All individuals who are performing or have performed consulting or other services for any Subsidiary, whether as consultants, independent contractors, agents or otherwise, are or were correctly classified by such Subsidiaries as either “independent contractors” or “employees,” as the case may be, and, at the Closing, will qualify for such classification under all Requirements of Law; there are no pending or, to the Knowledge of the Company, threatened claims against any Subsidiary by or on behalf of any such individual relating to the classification of such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Authority with respect to the classification of such individuals.

3.13        Absence of Undisclosed Liabilities. None of the Company or any of the Subsidiaries is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) and, to the Knowledge of the Company, there are no existing conditions, situations or facts that could reasonably be expected to result in any such claim, obligation or liability, except (a) as and to the extent disclosed on, or as to which a reserve has been established on, the Reference Balance Sheet, (b) claims, obligations and liabilities that (i) are incurred after the date of the Reference Balance Sheet in the Ordinary Course consistent with past practice of Company or such Subsidiary, and (ii) individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect, or (c) as set forth on Section 3.13 of the Company Disclosure Letter.

3.14        Absence of Certain Changes. Except for the matters contemplated by this Agreement and as set forth on Section 3.14 of the Company Disclosure Letter, since November 30, 2006, the Business has been conducted in the Ordinary Course and (a) there has not been (i) any change in the business, operations, properties, assets, condition (financial or otherwise) or results of the Company and its Subsidiaries taken as a whole which would have or cause a Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $500,000, in existence as of the date of this Agreement; (iii) any acquisition or disposition by the Company or any Subsidiary of any material asset or material property other than in the Ordinary Course; (iv) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Company’s capital stock; (v) any material increase in compensation payable to or to become payable by the Company or any Subsidiary to its respective directors, officers or employees; (vi) any entry by the Company into any material transaction other than in the Ordinary Course or as contemplated herein; or (vii) any change by the Company or any Subsidiary in accounting principles or methods, nor (b) has the Company or any Subsidiary

(i) made, changed or rescinded any Tax election, except as required by applicable Requirements of Law; (ii) changed any annual Tax accounting period; (iii) changed any method of Tax accounting or filed any change in accounting method, except as required by applicable Requirements of Law; (iv) settled any Tax claim or assessment or surrender any right to claim a Tax refund; (v) failed to timely file any Tax Return that relates in whole or in part to Company or any of its Subsidiaries; and (vi) waived or extended the statute of limitations in respect of Taxes, other than the extension of the due date of a Tax Return.

3.15        Company Real Property.

(a)           No Subsidiary owns or ground leases any real property. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Leased Real Property, identifying each Company Lease and the identity of the lessee and lessor thereunder. Each Subsidiary that is a party to a Company Lease has, or at the Closing will have, a good and valid leasehold interest under each such Company Lease, free and clear of all Liens except Permitted Liens. To the Knowledge of the Company, each Company Lease is in full force and effect. Except as set forth on Section 3.15(a) of the Company Disclosure Letter, no Subsidiary that is a party to a Company Lease is in material default of any of its obligations under such Company Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such Subsidiary thereunder). Except as set forth on Section 3.15(a) of the Company Disclosure Letter, to the Knowledge of the Company, no counterparty to any Company Lease is in material default of any of its obligations under the applicable Company Lease (and no event exists which upon the passage of time or the giving of notice would constitute a material default by such counterparty thereunder).

(b)          To the Knowledge of the Company, there are no condemnation proceedings or eminent domain proceedings or sales or other dispositions in lieu of condemnation of any kind pending or threatened with respect to any portion of the Company Leased Real Property.

(c)           Except as set forth in Section 3.15 of the Company Disclosure Letter, no Subsidiary of the Company has subleased any of the Company Leased Real Property to any third party or given any third party any license or other right to occupy any portion of the Company Leased Real Property leased by such Subsidiary.

3.16        Certain Contracts. Except as set forth on Section 3.16 of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any Contract, arrangement, commitment or understanding (other than any Plan described elsewhere herein) (each a “Material Contract”) (i) with respect to the employment of any directors, executive officers, or key employees constituting an “executive officer” (as such term is defined under Regulation S-K promulgated by the SEC under the Securities Act), as if the Company were required to file periodic reports as a registrant with the SEC under the Exchange Act; (ii) which would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC under the Securities Act), as if the Company were required to file periodic reports as a registrant with the SEC under the Exchange Act; (iii) which contains any material non-competition or exclusivity provisions with respect to any business or geographic area in which the Business is conducted or which restricts the conduct of the Business; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement; (vi) any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Company or any Subsidiary or (B) the Company or any Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person in each case in excess of $1,000,000 or in the aggregate in excess of $5,000,000 (vii) other than underwriting, dealing, advisory, investment management and distribution Contracts entered into in the Ordinary Course or pursuant to the terms hereof, any Contract providing for the indemnification of any Person (other than directors and officers of the Company or any Subsidiary) with respect to liabilities, whether absolute, accrued, contingent or otherwise that would bematerial to the Business; (viii) other than (A) forgivable loans made to Business Employees in the Ordinary Course and not in excess of $17,500,000 in the aggregate and (B) margin loans by the Company or any Subsidiary made in the Ordinary Course, any Contract under which the Company or any Subsidiary has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or other similar advances to any Person, in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate; (ix) any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to the Business; (x) any Contract that provides for earn-outs or other similar contingent obligations of the Company or any Subsidiary or any of its Controlled Affiliates where such earn-outs or contingent obligations would be material to the Business; (xi) any Contract which contains a “clawback” or similar undertaking requiring the reimbursement or refund of any material amounts (whether performance based or otherwise) paid to the Company or any Subsidiary. The Company has previously made available to Parent true and correct copies of all employment, severance, deferred compensation and change-of-control agreements with executive officers, key employees or material consultants to which the Company or any Subsidiary of the Company is a party, all of which are listed on Section 3.16 of the Company Disclosure Letter. Except as set forth on Section 3.16 of the Company Disclosure Letter, neither the Company nor any Subsidiary has knowledge of, or has received notice of, any material breach of any Material Contract by any of the other parties thereto. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any Subsidiary is in material default under any Material Contract to which it is a party, by which its respective assets, business, or operations may be bound or effected, or under which it or its respective assets, business, or operations receives benefits and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both, would constitute such a material default.

3.17        Intellectual Property.

(a)           Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete list of all Company Owned Intellectual Property that is the subject of an application or registration. At the Closing, each Subsidiary will own its respective Company Owned Intellectual Property, and at the Closing will have a valid right to use all Company Owned Intellectual Property and Company Licensed Intellectual Property, free and clear of all Liens, other than Permitted Liens, and no Subsidiary is in material breach of any agreement for the provision or use of material Company Licensed Intellectual Property.

(b)          There is no material litigation pending or, to the Knowledge of the Company, threatened against the Business that involves a claim (i) alleging that the operation of the Business infringes, misappropriates, dilutes or otherwise violates a third party’s Intellectual Property rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Company Owned Intellectual Property or Company Licensed Intellectual Property. To the Knowledge of the Company, the Business as currently conducted does not infringe, misappropriate, or otherwise violate any third party’s Intellectual Property rights in any manner that would have or cause a Material Adverse Effect. Neither the Company nor any Subsidiary has brought or, to the Knowledge of the Company, threatened a claim against any third party (A) alleging infringement, misappropriation, dilution or other violation of any material Company Owned Intellectual Property or (B) challenging any such third party’s ownership or use of, or the validity, enforceability or registrability of, such third party’s Intellectual Property, and, to the Knowledge of the Company, there is no basis for a claim regarding any of the foregoing.

3.18        Taxes. Except as disclosed in Section 3.18 of the Company Disclosure Letter:

(a)           Each of Company and its subsidiaries has filed, or caused to be filed, on a timely basis all Tax Returns and such Tax Returns are true, correct and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). Each of the Company and its subsidiaries has not entered into any “listed transactions” as defined in Treasury Regulation section 1.6011-4(b)(2), and each has properly disclosed all reportable transactions as required by Treasury Regulation section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(b)          None of Company or its subsidiaries has requested an extension of time within which to file any Tax Return in respect of any taxable period for which such Tax Return has not since been filed. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a Tax assessment or deficiency or Tax Returns of the Company or its subsidiaries.

(c)           All Taxes due and owing by the Company and its subsidiaries (whether or not reflected on any Tax Return) have been timely and fully paid in all material respects. To the Knowledge of the Company, there are no grounds for the assertion or assessment of additional Taxes against the Company, its subsidiaries or their assets.

(d)           The Company and its subsidiaries have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or foreign Law).

(e)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or its subsidiaries.

(f)           Except for the group of which Bancorp is presently a member, each of the Company and its subsidiaries (i) is not and never has been a member of an “Affiliated Group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury Regulation section 1.1502-6 (or similar provision of state, local or foreign Tax law) as a transferee or successor, by contract or otherwise.

(g)           Neither the Company nor its subsidiaries are party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(h)          No claim has ever been made by a Governmental Authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that Company or its subsidiaries are or may be subject to taxation by that jurisdiction.

(i)            No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted or to the Knowledge of the Company, threatened with respect to the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has since January 1, 2001, received from any Governmental Authority (including jurisdictions where Company and its subsidiaries have not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or any subsidiary.

(j)            Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the U.S. and such foreign country.

(k)           Each of the Company and its subsidiaries is in compliance with the requirements of Section 482 of the Code and the Treasury Regulations thereunder as they apply to transfer pricing between controlled entities, including the contemporaneous documentation requirements regarding transfer pricing policies.

(l)            The Company and its subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(m)         True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company and its subsidiaries with respect to the last three years with the IRS or any other taxing authority have been delivered to Parent.

3.19        [Reserved].

3.20        Company Capitalization.

(a)           As of the date hereof, the authorized capital stock of the Company consisted of 75,000,000 shares of common stock, par value $0.001 per share (the “Company Capital Stock”). As of the date of this Agreement, (i) 24,375,000 shares of Company Stock were issued and outstanding, and (ii) 2,437,500 shares of Company Stock were reserved for issuance (including shares underlying outstanding stock options and other convertible securities of the Company) pursuant to the incentive plans listed in Section 3.20(a) of the Company Disclosure Letter. Section 3.20(a) of the Company Disclosure Letter sets forth a list of each outstanding option or other equity award, the exercise price, expiration date and the name of each option or equity award holder.

(b)          As of the date of this Agreement, all of the issued and outstanding shares of Company Capital Stock (i) are owned of record and beneficially, directly or indirectly, by Bancorp, free and clear of all Liens, and (ii) have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Except as set forth in Section 3.20 of the Company Disclosure Letter, there are no outstanding options, warrants, convertible securities, “tag along” or “drag along” rights or other rights, agreements, arrangements or commitments relating to the Company Capital Stock obligating the Company or any of its Affiliates, at any time or upon the occurrence of certain events, to offer, issue, sell, transfer, vote, redeem or otherwise dispose of or sell any shares of Company Capital Stock. Except as set forth in Section 3.20 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has (i) outstanding Indebtedness that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for, Company Capital Stock or (ii) outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments that entitle or convey to any Person the right to vote with Bancorp on any matter in respect of the Company Capital Stock absent the exercise or conversion thereof. Except as set forth on Section 3.20 of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings outstanding with respect to the Company Capital Stock. As of the Effective Time, to the extent any of the Company Rights have not been exercised prior to the Closing Date, all of the Company Rights shall have been cancelled and terminated, either for no consideration or solely in exchange for the right to receive a portion of the Merger Consideration as provided in Section 2.5 and set forth on Schedule 2.5(c), as the case may be.

3.21        Affiliate Transactions.

(a)           Except for Contracts and arrangements (i) which are on customary arms-length terms, (ii) in respect of services and products that are to be continued or provided pursuant to the Related Agreements or (iii) as set forth on Section 3.21 of the Company Disclosure Letter which are to be terminated on or prior to the Closing Date, neither the Company nor any Subsidiary is a party to any Contract or arrangement with Bancorp or its Affiliates.

(b)          Except as set forth on Section 3.21 of the Company Disclosure Letter, to the Knowledge of the Company, no director, officer or employee of the Company or any Subsidiary of the Company: (i) owns, directly or indirectly, any economic or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, (y) any Company Customer or (z) any supplier, lessor, lessee or competitor of the Company or any Subsidiary, in each case of (x), (y) and (z) where such interest would be material to the Business, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a supplier, lessor, lessee or competitor of the Company or any Subsidiary of the Company or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, the Company or any Subsidiary of the Company, where the amount of any such loans would be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth on Section 3.21(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any loan outstanding, has extended or maintained credit, or has arranged for the extension of credit, to any director, officer or employee of any of them.

3.22        [Reserved].

3.23        Derivative Products. Except as set forth on Section 3.23 of the Company Disclosure Letter or as reflected on the Company Financial Information, neither the Company nor any Subsidiary of the Company is a party to any interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments entered into for the account of the Company or any Subsidiary.

3.24        Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of the Company, Bancorp or the Subsidiaries, except those for which Bancorp will be solely responsible.

3.25        Insurance. The Company has at all times since January 1, 2004 maintained insurance policies or been provided with coverage under Bancorp’s insurance policies including, without limitation, general comprehensive liability, unemployment and workers’ compensation coverage. Section 3.25 of the Company Disclosure Letter sets forth the material insurance policies maintained by the Company (or provided by Bancorp), together with the amount of coverage for each policy, the premium due dates (solely with respect to those Company maintained policies) and the dates of last payment and indicates which of such insurance policies are claims–made policies and which of such policies are occurrence-based policies. To the Knowledge of the Company, the policies evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies maintained by the Company and, to the Knowledge of the Company, all such insurance policies maintained by Bancorp under which the Company receives coverage, are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default in any material respect of any of its obligations under any of such insurance policies.

3.26        Disclosure. No representation or warranty by the Company in this Agreement, the Company Disclosure Letter, or any Exhibit or Schedule referred to herein or in any agreement to be delivered hereunder, and no statement, certificate or other information furnished to Parent by or on behalf of the Company pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in the light of the circumstances under which the statements were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BANCORP

Bancorp hereby makes the following representations and warranties to Parent as of the date hereof and as of the Closing.

4.1          Ownership. As of the date of this Agreement, Bancorp owns all of the issued and outstanding shares of Company Stock free and clear of all Liens.

4.2          Authorization; Binding Obligations. Bancorp has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Bancorp of this Agreement and the Related Agreements, if any, and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Bancorp. This Agreement has been and, as of the Closing Date, the Related Agreements, if any, will be, duly and validly executed and delivered by Bancorp, and assuming the due authorization, execution and delivery by Parent, Merger Sub and the Company, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Bancorp, enforceable against it in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby make the following representations and warranties to the Shareholders as of the date hereof and as of the Closing.

5.1          Organization and Good Standing. Each of Parent, its material Subsidiaries (which are set forth on Section 5.1 of the Parent Disclosure Letter) and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Requirements of Law of its jurisdiction of organization with full power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Parent and each of its material Subsidiaries is duly qualified to do business and is in good standing (where applicable) as a foreign corporation in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification, except for those jurisdictions where the failure to be so qualified or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2          Authority; Binding Obligations. Each of Parent and Merger Sub has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. The making, execution, delivery and performance by Parent and Merger Sub of this Agreement and the Related Agreements and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and each such Subsidiary. This Agreement has been and, as of the Closing Date, the Related Agreements will be, duly and validly executed and delivered by Parent and Merger Sub, as the case may be, and assuming the due authorization, execution and delivery by the Shareholders and the Company, each of this Agreement and the Related Agreements will constitute the valid, legal and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Requirements of Law, now or hereafter in effect, relating to or affecting the rights of creditors generally and the availability of specific remedies may be limited by legal and equitable principles of general applicability. Consummation of the transactions contemplated herein shall not trigger or otherwise cause a breach under the terms of any shareholder rights plan or arrangement of Parent currently in effect.

5.3          Parent Stock. The Parent Shares and Warrants, and the Parent Shares issuable upon exercise of the Warrants, and any additional Parent Shares that may become issuable in connection with the payment by Parent of any Earn-Out Consideration under Section 2.3, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights.

5.4          Compliance with Securities Laws. Parent is acquiring the shares of Company Stock for investment and not with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of such shares or any interest therein except in compliance with the Securities Act and any other applicable federal and states securities laws.

5.5          Approvals. There are no notices, reports or other filings required to be made by Parent or any of its Affiliates with, or Consents required to be obtained by Parent or any of its Affiliates from, any Governmental Authority or other third party in order for Parent and its applicable Subsidiaries to execute, deliver or perform this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby, except (a) as set forth in Section 5.5 of the Parent Disclosure Letter, (b) Consents as may be required under the HSR Act, (c) Consents as may be required by the NASD, (d) approval of the shareholders of Parent with respect to the issuance of the Warrants or (e) where the failure to make such notices, reports or other filings or the failure to obtain such Consents, individually or in the aggregate, would not reasonably be expected to (i) prevent, impair or delay the consummation of the transactions contemplated by this Agreement and the Related Agreements or (ii) have or cause a Material Adverse Effect.

5.6          SEC Filings and Sarbanes-Oxley Act.

(a)           Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since December 31, 2004 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)          As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC Document filed pursuant to the Securities Act and the Exchange Act did not, and each such Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and each such Parent SEC Document is true and correct in all material respects. Parent is not aware of any facts or circumstances that would make any previously filed Parent SEC Document no longer true and correct in any material respect or would make any statements made therein misleading in any material respect.

(d)           Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           Parent is in compliance with, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”).

(f)           Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act. Parent has not received any correspondence (written or, to its knowledge, oral) from the SEC, other applicable Governmental Authority questioning the effectiveness of its disclosure controls and procedures.

(g)           Parent and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to Bancorp prior to the date of this Agreement a summary of any such disclosures made by Parent’s management to Parent’s auditors and audit committee since December 31, 2004. Parent has not received any correspondence (written or oral) from the SEC or other applicable Governmental Authority questioning the effectiveness of its disclosure controls and procedures.

(h)          There are no outstanding loans or other extensions of credit in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act) made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i)            Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j)            Since December 31, 2004, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

5.7          Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to the absence of notes and normal and recurring year-end audit adjustments).

5.8          Absence of Certain Changes. Except for the matters contemplated by this Agreement or as otherwise disclosed in Parent’s SEC Documents, since September 30, 2006, the business of Parent and its subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been (i) any change in the business, operations, properties, assets condition (financial or otherwise) or results of the Parent and its subsidiaries taken as a whole which would have or could reasonably be expected to have or cause, individually or in the aggregate, a Material Adverse Effect; (ii) any disposition by Parent or any of its subsidiaries of any material asset or material property other than in the ordinary course of business; (iii) any entry by the Parent or any of its subsidiaries into any material transaction other than in the ordinary course or as contemplated herein; or (iv) any change by Parent or any subsidiary in accounting principles or methods.

5.9          Absence of Undisclosed Liabilities. None of Parent or any of its subsidiaries is subject to any claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise) and, to the Knowledge of Parent, there are no existing conditions, situations or facts that could reasonably be expected to result in any such claim, obligation or liability, except (i) liabilities or obligations disclosed and provided for in the Parent SEC Documents, the financial statements included therein or in the notes thereto, (ii) claims, liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006 or (iii) claims, liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10        Litigation. Except as disclosed in the Parent SEC Documents, (a) there is no action, suit, investigation, arbitration, litigation or proceeding pending, or, to the Knowledge of Parent, threatened nor to the Knowledge of Parent has any event occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any of the same, against or affecting, Parent or any of its subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereby or in any Related Agreement, and (b) there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its material subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or result in a material impairment in the ability of Parent to consummate the transactions contemplated by this Agreement.

5.11        Compliance with Applicable Laws; Regulatory Matters.

(a)           Parent and each of its material Subsidiaries is, and since January 1, 2004 the business of Parent has been operated, in compliance in all material respects with all material Requirements of Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2004, Parent has not received any written, or, to the Knowledge of Parent, oral notice from (and otherwise does not have any Knowledge of) any Governmental Authority that alleges any noncompliance (or that Parent is under any investigation by any such Governmental Authority for such alleged noncompliance) with any Requirement of Law relating to the business of Parent and its material subsidiaries.

(b)          (i) Parent and/or the subsidiaries of Parent hold all Permits that are required in order to conduct the Parent’s business in the manner presently conducted under and pursuant to all Requirements of Law in all material respects; (ii) all such Permits are in full force and effect and are not subject to any suspension, cancellation, modification, revocation or any proceedings or investigations related thereto, and, to the knowledge of Parent, no such suspension, cancellation, modification, revocation, proceeding or investigation is threatened, nor do facts exist which would reasonably form the basis for any such suspension, cancellation, modification, revocation, proceeding or investigation that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iii) no subsidiary of Parent is in default, and no condition exists that with notice or lapse of time or otherwise would constitute a default, under any such Permit that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c)           Neither Parent nor the subsidiaries of Parent has received notice from any regulatory agency or authority asserting noncompliance with any applicable Requirement of Law, regulation, order or Permit which assertion has had or could have a Material Adverse Effect. There is no material order of a Governmental Authority against Parent or any subsidiary of Parent outstanding or threatened. Except for routine examinations by regulatory agencies and authorities, no investigation by any regulatory authority with respect to Parent or any Subsidiary of Parent is pending.

(d)           Parent and each subsidiary of Parent have filed all material reports and other material filings required to be filed under the rules and regulations of all state and federal regulatory agencies having jurisdiction over it.

(e)           Neither Parent nor any Subsidiary of Parent is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any regulatory agency or authority nor has it been advised by any regulatory agency or authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written understanding.

(f)           The business of the Parent and its subsidiaries as currently conducted is not subject to or bound by any Requirement of Law (other than Requirements of Law imposed on similarly situated broker-dealers) that restricts the Parent’s or any subsidiary’s business or relates to its or their capital adequacy, credit policies or its management of the Parent’s or any subsidiary’s business.

5.12        Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Parent or its subsidiaries, except those for which Parent will be solely responsible.

5.13        Disclosure.        No representation or warranty by Parent or Merger Sub in this Agreement or any Exhibit or Schedule referred to herein or in any agreement to be delivered hereunder, and no statement, certificate or other information furnished to the

Company or Bancorp by or on behalf of Parent or Merger Sub pursuant hereto or thereto, contains any untrue statement of a material fact or any omission of a material fact necessary to make the respective statements contained herein and therein, in light of the circumstances under which the statements were made, not misleading.

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1          Confidentiality. In addition to the terms, provisions and covenants of the Confidentiality Agreement dated October 2006, between Parent and the Company, which shall remain in full force and effect until Closing, (i) Parent acknowledges that, in the course of its investigation of the Company, Parent and its representatives have and will become aware of Confidential Information and documents of the Company, and that its use of such Confidential Information and documents, or communication of such Confidential Information to third parties, could be detrimental to the Company, and (ii) Bancorp and the Company acknowledge that, in the course of its investigation of Parent, Bancorp and the Company and their respective representatives have and will become aware of Confidential Information and documents of Parent, and that its use of such Confidential Information and documents, or communication of such Confidential Information to third parties, could be detrimental to Parent. Each Party (a “Receiving Party”) covenants that prior to Closing all information and documents concerning any other Party (a “Disclosing Party”) reviewed by a Receiving Party or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by the Receiving Party or its representatives without the Disclosing Party’s prior written consent, unless such information (i) was, is now or becomes publicly available, (ii) is required to be disclosed pursuant to any Requirement of Law, (iii) was disclosed to a Receiving Party by a third party not subject to any duty of confidentiality to Bancorp or the Company, or Parent, as the case may be, or (iv) in the case of Parent or Bancorp, required to be disclosed by the rules of a securities exchange on which Parent or Bancorp may from time to time be listed or the SEC. In the event that a Receiving Party or any of its representatives becomes legally compelled to disclose any such Confidential Information or documents referred to in this Section 6.1, such Receiving Party shall, to the extent reasonably practicable, provide the Disclosing Party with prompt written notice before such disclosure, sufficient to enable the Disclosing Party either to seek a protective order, at their expense, or another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 6.1, or both. With respect to information and documents related to the Receiving Party, at the Disclosing Party’s request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement, (i) the Receiving Party shall, and shall cause its representatives to, promptly destroy all Confidential Information and documents concerning the Disclosing Party (including any copies thereof or extracts therefrom); (ii) an officer of the Receiving Party shall certify to the Disclosing Party that such destruction has occurred; and (iii) the Receiving Party shall and shall cause its representatives to keep confidential and not use any such Confidential Information or documents unless required to disclose such Confidential Information or documents pursuant to judicial order, regulation or Requirements of Law.

6.2          Conduct of Business Until Closing. Except as otherwise provided in this Agreement, or as Parent may otherwise consent to (which consent shall not be unreasonably withheld), on and after the date hereof and prior to the Closing Date, the Company shall:

(a)           not amend the organizational documents of the Company or any Subsidiary;

(b)          not effect any transactions relating to the disposition of any material part of the assets of the Company, other than in the Ordinary Course;

(c)           (i) conduct the Business in the Ordinary Course, (ii) use commercially reasonable efforts to preserve the Company’s current business organization and existing business relationships, (iii) maintain the Company’s property in substantially the condition currently existing, normal wear and tear excepted, and (iv) not intentionally take or fail to take any action outside the Ordinary Course that would cause any of the representations and warranties set forth in Article III to be untrue or incorrect in any material respect at any time on or after the date hereof and through the Closing Date;

(d)          not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary, or make any other changes in the capital structure of the Company or any Subsidiary other than the issuance of shares of Company Stock in connection with the exercise of Company Rights to acquire shares of Company Stock;

(e)           except as required by Requirements of Law or an existing Plan or Contract and except with respect to the arrangements expressly contemplated to be implemented by the Company prior to the Closing pursuant to Section 6.5 or Section 7.5 hereof, not (A) make or agree to make any material increase in compensation, pension, or other fringe benefits or perquisites payable to any officer or investment professional or other employee of the Company or any Subsidiary other than routine wage or salary increases in the Ordinary Course (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, other than those set forth on Section 6.2(e) of the Company Disclosure Letter, (C) grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan (including any equity rights to acquire any equity interests of the Company or any Subsidiary) other than as required by Requirements of Law or in accordance with or to facilitate the transactions contemplated by this Agreement (including the vesting of any Company Rights), or (D) establish, adopt, amend, modify or terminate any Plan; provided, however, that the foregoing shall not prohibit the Company from employing financial consultants in the Ordinary Course;

(f)           neither (i) merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person; (ii) enter into, materially amend or become subject to any limited liability company agreement, joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except in the Ordinary Course; (iii) enter into, terminate or amend in any material respect any material Contract (except to the extent necessary to obtain any consents for transfer contemplated by this Agreement); (iv) amend, breach, terminate or allow to lapse any material Permit relating to the Business or the Subsidiaries, as applicable that would have or cause a Material Adverse Effect, other than (A) amendments required by Requirements of Law or (B), any such action in the Ordinary Course, or (v) except in the Ordinary Course, sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any Lien (other than a Permitted Lien) on any of the assets of the Company;

(g)           not make any individual commitment or agreement for capital expenditures in excess of $400,000, or $1,000,000 in the aggregate, except as set forth on the capital budget set forth on Section 6.2(g) of the Company Disclosure Letter;

(h)          not sell, license or transfer any Intellectual Property other than in the Ordinary Course;

(i)            not pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $150,000, other than the payment, discharge or satisfaction, in the Ordinary Course or in accordance with their terms, of liabilities reflected or reserved against in the Company Financial Information (or the notes thereto), or not required by GAAP to be so reflected or reserved, or incurred since the date of the Company Financial Information in the Ordinary Course, or waive any material benefits of, or agree to modify any material confidentiality, standstill, non-solicitation or similar agreement to which the Company is a party;

(j)            not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or amend or modify the terms relating to any such Indebtedness, except for any such incurrence, assumption or guarantee of Indebtedness or amendment of the terms of such Indebtedness in the Ordinary Course;

(k)           not create, issue or sell, or grant any option or other right to subscribe, purchase or redeem, any of its securities, provided that the foregoing shall not prohibit the Company from issuing shares of Company stock in connection with the exercise of any Company Rights that have otherwise been disclosed to Parent on Section 3.20 of the Company Disclosure Letter;

(l)            not change any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Requirements of Law or required to be implemented during such period;

(m)         not enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to the Company, which relates to any period or periods after the Effective Time, nor change any material Tax accounting method or practice;

(n)          use commercially reasonable efforts to comply in all material respects with all applicable material Requirements of Law affecting or relating to the Company; and

(o)          not enter into any agreement (conditional or otherwise) to do any of the foregoing.

6.3          Covenant Not To Compete.

(a)           Non-Compete. Bancorp acknowledges and agrees that the Business is conducted throughout the U.S. (the “Territory”) and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Bancorp deprives Parent of the Company’s goodwill or in any manner utilize its reputation and goodwill in competition with Parent, Parent will be deprived of the benefits it has paid for pursuant to this Agreement. Accordingly, as an inducement for Parent to enter into this Agreement, Bancorp agrees that for a period ending on the second anniversary of the Closing Date (the “Non-Competition Period”), Bancorp shall not, without Parent’s prior written consent, directly or indirectly, own a controlling interest in, or manage or operate, any company, organization or business in the Territory, that is engaged in the broker/dealer business; provided, however, the foregoing shall not prohibit Bancorp from acquiring any thrift or bank that owns and operates a broker/dealer incidental to and immaterial in amount relative to Bancorp’s core banking operations; provided, further, that any such acquired broker/dealer business shall be subject to the non-solicitation obligations set forth and described in Section 6.3(b) below; provided, further, however, that in the event Bancorp is acquired by any third party, such third party shall not be subject to the restrictions set forth in this Section 6.3(a) but shall be subject to the non-solicitation provisions set forth in Section 6.3(b) below. In the event the agreement in this Section 6.3 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b)          No Solicitation. During the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date, neither Bancorp nor any of its Controlled Affiliates shall, directly or indirectly, hire, offer to hire or entice away (whether as an employee or consultant) or in any other manner persuade or attempt to persuade any officer, employee or agent of the broker-dealer business of Parent to discontinue his or her relationship with Parent or any of its subsidiaries; provided, however, that this Section 6.3(b) shall not apply (i) if such officer, employee or agent has been terminated by Parent, the Company or any of their respective subsidiaries for any reason or (ii) if such officer, employee or agent is hired as a result of a general solicitation for employment not specifically targeted to employees of Parent, the Company or any of their respective subsidiaries engaged in the broker/dealer business.

(c)           Remedies. Bancorp acknowledges that a breach of the covenants contained in this Section 6.3 will cause irreparable damage to Parent, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Bancorp agrees that if it breaches the covenants contained in this Section 6.3, in addition to any other remedy that may be available at law or in equity, Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security.

6.4          Taxes.

(a)           All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Bancorp when due, and Bancorp will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by Requirements of Law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)           [reserved]

(c)           Other than the consolidated federal Income Tax Return of Bancorp of which the Company is a member, the Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed by the Company and its subsidiaries for any taxable year or period ending on or before the Closing Date that are due after the Closing Date. The Company shall be responsible for payment of any Taxes shown due on such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company and its subsidiaries, except as required by any applicable Requirement of Law.

(d)           Parent shall prepare, or cause to be prepared, and file, or cause to be filed, all non-federal Tax Returns pertaining to the Company and its subsidiaries for any taxable year or period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”). The Company shall be responsible for payment of any Taxes shown as due on such Tax Returns.

(e)           Parent and Bancorp agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Parent and Bancorp shall cooperate with each other in the conduct of any Tax audit or other Tax proceeding and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 6.4. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person Claim subject to the procedures set forth in Article 9 of this Agreement.

(f)           The Company’s Reference Balance Sheet reflects as an asset an intercompany receivable associated with federal Income Tax benefits allocable to the Company due from Bancorp in the amount of approximately $3,150,000 as of November 30, 2006. Such intercompany receivable shall be increased or decreased, as the case may be, by any taxable income or loss of the Company and its subsidiaries with respect to any Pre-

Closing Period after November 30, 2006, multiplied by the maximum federal statutory rate (it being understood that no adjustment shall be made in respect of state income tax liabilities or benefits for such period). For purposes of determining such increase or decrease, the taxable income or loss of the Company and its subsidiaries shall be calculated on a separate, stand-alone basis, consistent with past practice. Bancorp shall pay to Parent no later than thirty (30) days after the Closing Date an amount equal to such intercompany receivable as increased or decreased pursuant to this Section 6.4(f), and subject to subsequent adjustment as follows. In the event a subsequent review of any Pre-Closing Period after November 30, 2006 results in an adjustment to such loss, deduction or credit of the Company and its subsidiaries, Parent or Bancorp, as the case may be, shall reimburse the amount of such incremental federal Income Tax to Parent or Bancorp, respectively, but in no event shall any adjustment be made to the amount of the November 30, 2006 receivable in respect of any periods ending on or before November 30, 2006. Other than as provided in this Section 6.4(f), after the Effective Time, the Company and its subsidiaries will not be a party to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement with Bancorp or its Affiliates.

6.5          Employees of the Company.

(a)           Plans to be Withdrawn from or Transferred by the Company. Bancorp hereby agrees that it shall take or cause the Company to take all necessary action to cause the withdrawal of the Company and its Subsidiaries, as participating employers, from all Company Benefit Plans in which Bancorp is the plan sponsor, effective as of the Closing Date. Bancorp further agrees to take all necessary action prior to Closing to withdraw from any Company Benefit Plan in which the Company or any Subsidiary is the plan sponsor and Bancorp is a participating employer.

(b)          Retention Plans. Parent shall cause a retention plan to be established under which an aggregate of up to approximately $42,000,000 may be awarded to eligible Business Employees as determined by Parent.

(c)           Senior Management Agreements. Prior to the Closing Date, the Company shall cause the change of control agreements and all other agreements and compensation arrangements between the Company or any of its subsidiaries and the senior management officers identified on Schedule 6.5(c) to be terminated, and no further payments shall be made thereunder. Such terminations shall be in form and substance reasonably acceptable to Parent and Bancorp. In satisfaction of all amounts otherwise payable under such agreements as of the Closing, and in consideration of the termination of such agreements, each such employee shall receive the consideration set forth next to his or her name on Schedule 6.5(c) with respect to such employee and subject to such other terms and conditions, including the time and manner of payment, as set forth in a separate agreement between the parties, which shall be in form and substance reasonably acceptable to Parent; provided, however, that the aggregate amount for all such employees will not exceed the aggregate amount set forth on such schedule. The Substituted Cash Consideration payable pursuant to Section 2.3 hereof shall be reduced on a dollar-for-dollar basis (on an after-tax basis at the statutory tax rate) to the extent that the amounts set forth on Schedule 6.5(c) exceed $7,000,000, but in no event shall any such reduction pursuant to this Section 6.5(c) exceed $799,866 in the aggregate.

(d)           Severance Payments. Promptly following the execution and delivery of this Agreement, Parent shall establish reasonable severance policy provisions to facilitate the transition of the Company’s operations following Closing. In addition, the Company shall cause terminated employees to receive their pro-rata vested portion of existing deferred compensation grants in accordance with the Company’s plan. Notwithstanding the foregoing, in no event shall Parent, Bancorp or the Company be required to take any action that would cause deferred compensation to be immediately includible in income or subject to additional taxes or penalties, or to otherwise violate, Section 409A of the Code.

(e)           Retiree Welfare Benefits. Except as required pursuant to any Requirement of Law, Section 6.5(f) hereof and Sections 601 through 608 of ERISA, the Company, its Subsidiaries and Parent shall not have any obligation to provide welfare benefits to any former employees, officers, directors or consultants of the Company or its Affiliates after the Closing Date.

(f)           COBRA. After the Closing Date, the Company shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of the Company or its Subsidiaries, or qualified beneficiary under a group health plan of the Company, who, prior to the Effective Time, is receiving or is entitled to receive COBRA benefits or who loses health coverage in connection with the transactions contemplated in this Agreement.

(g)           No Third-Party Beneficiary. No provision of this Agreement, including without limitation this Section 6.5, shall create any third-party beneficiary rights in any Person, including without limitation employees or former employees (including any beneficiary or dependent thereof) of the Company or Bancorp, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Plan, and no provision of this Agreement, including this Section 6.5, shall create such third-party beneficiary rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Plan, including the currently existing Plan.

6.6          Certain Waivers. Effective upon the Closing, Bancorp shall be deemed to have irrevocably waived, released and discharged the Company, the Surviving Corporation and any of their respective subsidiaries from any and all liabilities and obligations to it or him of any kind or nature whatsoever, in its or his capacity as a shareholder, manager, member, officer or director of the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than under this Agreement or any of the Related Agreements) or otherwise at law or equity, and Bancorp shall be deemed to have agreed that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Company, the Surviving Corporation or their respective subsidiaries; provided that the waivers contained in this Section 6.6 shall not apply to (i) claims arising under this Agreement or any Related Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first arise following the Closing Date, or (iii) any claims covered by directors and officers insurance policies of the Company existing on the day prior to the Closing Date. In furtherance of the foregoing, Bancorp shall be deemed to have agreed that it shall not make any claim for indemnification against the Company or the Surviving Corporation or any of their respective subsidiaries solely by reason of the fact that Bancorp is or was a shareholder or any employee of Bancorp who was a member, director, manager, officer, employee or agent of the Company or any individual is or was serving at the request of the Company or entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against Bancorp.

6.7          Books and Records. From and after the Closing, subject to appropriate confidentiality agreements, Parent shall provide Bancorp and its representatives with reasonable access, for any reasonable purpose, including but not limited to (a) preparing Tax Returns, (b) defending any claim in respect of which a notice of claim has been served on Bancorp, or (c) reviewing the books and records to determine the amount due as Earn-Out Consideration as referred to in Section 2.3, during normal business hours, to all relevant books and records, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”). Unless otherwise consented to in writing by Bancorp, Parent shall not, for a period of 10 years following the date hereof or such longer period as retention thereof is required by applicable Requirements of Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender such Records to Bancorp.

6.8          Public Announcements. Bancorp, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by any Requirements of Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

6.9          Filings and Approvals. (a) Immediately following execution of this Agreement the Parties shall proceed expeditiously and in good faith to make such filings, seek such approvals and take all such other actions as may be reasonably necessary to satisfy the conditions to Closing, including, without limitation, making any filings required to be made pursuant to the HSR Act and filings to be made with the NASD, promptly, but in each case no later than January 16, 2007. In connection with any filings made pursuant to the HSR Act, the Parties agree to elect to seek early termination of the applicable waiting period. Any and all filing fees in respect of filings under the HSR Act shall be split equally between Parent and Bancorp. Each Party shall consult with the other Party with respect to the obtaining of all material Consents of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement to the extent reasonably practicable, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. Each Party shall, upon request, furnish the other Party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its subsidiaries to any third party or Governmental Authority; provided, however, in the event that information is required regarding any individual person, such information need not be provided to any other Party. The Company shall use commercially reasonable efforts to obtain all necessary Consents required hereunder.

(b)         To the extent required under Parent’s Rights Agreement, dated July 30, 1996, as amended (the “Rights Plan”), or applicable state law, and without limiting the standstill agreement set forth in the Registration Rights Agreement, Parent’s Board of Directors shall take all actions reasonably necessary to approve for all purposes the ownership by Bancorp, together with its Affiliates and Associates, of Parent Common Stock representing 24.99% or less of the Voting Power of Parent.

6.10        Exclusivity. Bancorp and the Company will not and will not permit their respective officers, directors, employees or other agents or representatives to, at any time prior to the termination of this Agreement under Section 10.1, directly or indirectly, (i) take any action to solicit, initiate or encourage the making of any Acquisition Proposal, or (ii) discuss or engage in negotiations concerning any Acquisition Proposal with, or further disclose any non-public information relating to the Business to, any Person in connection with an Acquisition Proposal, in each case, other than Parent and its representatives. The term “Acquisition Proposal” as used herein means any offer or proposal for the acquisition of the Company or the Business or any portion thereof (other than in the Ordinary Course or with respect to obsolete equipment), whether by way of merger, consolidation or statutory share exchange or the acquisition of shares of capital stock, the acquisition of assets or similar transaction.

6.11        Further Assurances; Cooperation. From and after the Closing, the Parties shall take such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including Contract assignments, and doing any and all such other things as may be reasonably requested by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

6.12        Management of Surviving Corporation after Closing. Subject to the provisions of Section 2.3(d) hereof, Parent shall conduct the private client business of the Surviving Corporation throughout the PCCP Period, and the investment banking business of the Surviving Corporation throughout the IBCP Period, in each case, in good faith exercising its reasonable business judgment.  Without limiting the generality of the foregoing, Parent shall not take, with respect to the private client business of the Surviving Corporation, throughout the PCCP Period, and with respect to the investment banking business of the Surviving Corporation, throughout the IBCP Period, any action the primary intention of which is to reduce the Private Client Contingent Payment Amount or the Investment Banking Contingent Payment Amount, respectively.

6.13        Shareholder Meeting; Proxy Material. Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the execution hereof for the purpose of voting on the approval of the issuance of the Warrants pursuant to this Agreement and such other matters as may be necessary to consummate the transactions contemplated by this Agreement, provided that in the alternative, Parent may cause such matters to be included in the matters to be voted on at Parent’s annual meeting of shareholders in 2007, in lieu of holding a special meeting of shareholders, provided that in no event shall such Parent Shareholder Meeting occur later than June 30, 2007. The Board of Directors of Parent shall recommend approval of the issuance of the Warrants and such other matters by Parent’s shareholders. In connection with such meeting, Parent shall (i) promptly prepare and file with the SEC, use its best efforts to respond to the SEC’s comments and thereafter mail to its shareholders as promptly as practicable following SEC approval, the Proxy Statement with respect to such Parent Shareholder Meeting and all other proxy materials required for such meeting, (ii) use its reasonable best efforts to obtain Parent shareholder approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

6.14        No Amendment of Merger Sub Articles or Bylaws. Except as otherwise required to comply with applicable Requirements of Law, Merger Sub shall not, and Parent shall not cause Merger Sub to, amend its articles of incorporation or bylaws to remove or adversely modify any provisions relating to director and officer indemnification or exculpation.

6.15        Notices of Certain Events. Each of Parent and the Company shall promptly notify the other of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)           any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of Article 3 or Article 5 of this Agreement (as the case may be) or that relate to the consummation of the transactions contemplated by this Agreement;

(d)           any material inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions to closing set forth in Article 7 and Article 8 hereof not to be satisfied in any material respect; and

(e)           any failure of a Party to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

6.16        Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock issuable to the Shareholders hereunder to be approved for listing and listed on the NYSE, subject to official notice of issuance, prior to the Closing Date. Parent shall cause, no later than the date of issuance of the Warrants, the shares of Parent Common Stock issuable upon exercise of such Warrants to be issued and delivered in accordance with Section 2.3 to be approved for listing and listed on the NYSE.

6.17        Bank Holding Company Act. So long as Bancorp owns 10% or more of the voting securities of Parent, Parent shall take all steps within its reasonable control to ensure that Bancorp is not deemed or considered a bank holding company subject to regulation under the Bank Holding Company Act, provided that Parent shall have no liability if Bancorp does not execute or perform the requirements of a “Crown X” agreement in the form required by the Federal Reserve to the extent applicable to it. To the extent restricted by the Bank Holding Company Act, Parent shall have no obligation under this Agreement or otherwise to issue to Bancorp a number of shares of Parent Common Stock or other voting securities (including shares of Parent Common Stock issuable pursuant to the Warrants and, if applicable, as the Earn-Out Consideration) which would result in Bancorp holding in excess of 24.99% of the voting securities of Parent.

6.18        Tax Free Treatment. For purposes of any and all Tax returns or other filings required under the Code or other applicable Requirements of Law to be made following the Closing by Parent, the Surviving Corporation, Bancorp or any of their respective Affiliates, any and all of such Tax returns and other filings shall consistently treat the transactions contemplated hereunder as a tax-free reorganization pursuant to the provisions of Section 368(a) of the Code and none of Parent, the Surviving Corporation, Bancorp or any of their respective Affiliates shall take any position contrary to the foregoing.

6.19        Company Directives. Parent covenants and agrees with Bancorp that during the period commencing on the date hereof and continuing until the Closing, none of Parent nor any of its Affiliates shall, directly or indirectly, give any directive to any Business Employee to change, alter or otherwise modify the Business or any compensation payable to any Business Employee in any respect, in either case without the consent of Bancorp. Parent further agrees that neither it nor any of its Affiliates shall enter into any agreement or arrangement with the Company or any of its subsidiaries on or prior to the date hereof without the prior written consent of Bancorp.

6.20        PCCP and IBCP Period Reports. Parent shall provide Bancorp with a preliminary, non-binding written report every ninety (90) days during the PCCP Period and the IBCP Period, respectively, setting forth (i) in the case of the PCCP Period, the estimated Production relating to each Subject Producer during such period and the aggregate estimated Production and (ii) in the case of the IBCP Period, the estimated amount of Investment Banking Fees earned during such period.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligation of Parent and Merger Sub to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Parent:

7.1          Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by the Company and Bancorp pursuant to this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except to the extent of any change expressly permitted by the terms of this Agreement or expressly consented to in writing by Parent. The Company shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with at or prior to the Closing. Each of the Company and Bancorp shall deliver to Parent at the Closing a certificate certifying that the conditions stated in this Section 7.1 have been fulfilled by the Company or Bancorp, as the case may be.

7.2          Consents and Approvals. All material filings with applicable Governmental Authorities shall have been made and any necessary Consents required from such Governmental Authorities shall have been obtained and shall be in full force and effect, except for such Consents and approvals from Governmental Authorities, the failure of which to obtain would not constitute a violation of any Requirement of Law or have or cause a Material Adverse Effect.

7.3          No Litigation or Contrary Judgment. On the Closing Date, no valid Order, executive order, stay, decree, judgment or injunction shall be in effect which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

7.4          No Material Adverse Change. There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect with respect to the Business.

7.5          Certain Employee Matters. Neither the Company nor Parent shall have notice of any previously undisclosed compensation agreements or arrangements with respect to such Business Employees in excess of $1,000,000 in the aggregate; provided, however, that the foregoing shall not be a condition to Closing if Bancorp agrees to a reduction of the Substituted Cash Consideration equal to the full extent of such excess. Each of the agreements referred to in Section 6.5(c) hereof shall remain in full force and effect. Parent shall have received evidence reasonably satisfactory to it that the Company Rights shall be cancelled and terminated effective as of Closing as provided in Section 2.5(c).

7.6          Deliveries at Closing. At Closing, the Company, Bancorp or the Shareholders, as appropriate, shall deliver or cause to be delivered to Parent:

(a)          certificates representing all the Shares, free and clear of all Liens;

(b)          the Registration Rights Agreement, duly executed by the Shareholders who are a party hereto;

(c)           from Day Pitney LLP, counsel to the Company, an opinion of such counsel, dated the Closing Date, in form and substance reasonably acceptable to Parent, and from Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., counsel to the Bancorp, an opinion of such counsel, dated the Closing Date, in form and substance reasonably acceptable to Parent;

(d)           the written resignation of each member of the Board of Directors and to the extent requested by Parent, each officer of the Company and its Subsidiaries identified by Parent;

(e)          all consents and approvals from Governmental Authorities;

(f)           a certificate of good standing of the Company and its Subsidiaries, dated within five (5) Business Days of the Closing Date, from the New Jersey Secretary of State;

(g)           all share transfer books, minute books and other corporate records of the Company and its subsidiaries;

(h)          a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the articles or certificate of incorporation, bylaws and resolutions of the shareholders and board of directors of the Company, authorizing and approving the transactions contemplated hereby and the incumbency of certain officers;

(i)            a copy, certified by the Secretary of Bancorp to be true, complete and correct as of the Closing Date, of the resolutions of the board of directors of Bancorp, authorizing and approving the transactions contemplated hereby;

(j)          the certificate required to be delivered pursuant to Section 7.1;

(k)           such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BANCORP AND THE COMPANY

The obligation of the Company and Bancorp to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Bancorp:

8.1          Accuracy of Representations and Warranties of Parent and Merger Sub and Performance of Obligations. All representations and warranties made by Parent in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (other than representations or warranties that address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), except to the extent of any change permitted by the terms of this Agreement or consented to by Bancorp. Parent shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Parent shall deliver to Bancorp at the Closing a certificate of an officer of Parent certifying that the conditions stated in this Section 8.1 have been fulfilled.

8.2          Consents and Approvals. All filings with Governmental Authorities shall have been made and any necessary Consents required from such Governmental Authorities shall have been obtained and shall be in full force and effect, except for such Consents and approvals of Governmental Authorities, the failure of which to obtain would not constitute a violation of any Requirement of Law or have or cause a Material Adverse Effect.

8.3          NYSE Listing. The shares of Parent Common Stock to be issued as the Initial Share Consideration shall have been approved for listing on the NYSE.

8.4          No Litigation or Contrary Judgment. On the Closing Date, no valid Order, executive order, stay decree, judgment or injunction shall be in effect which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

8.5          No Material Adverse Change. There shall not have occurred after the date hereof any event that has had or reasonably would be expected to have a Material Adverse Effect on the business of the Parent and its operating subsidiaries, considered as a whole.

8.6          Deliveries of Parent at Closing. At Closing Parent shall deliver, or cause to be delivered, to Bancorp (on behalf of the Shareholders):

(a)           certificates evidencing the shares of Parent Common Stock to be issued at Closing pursuant to Section 2.3(a) hereof, duly and validly issued by Parent;

(b)          the Warrants, duly executed by Parent; provided, however, that if the shareholders of Parent have not approved the issuance of the Warrants prior to the Closing, then the Warrants shall be delivered within two (2) Business Days following such shareholder approval;

(c)           by cash or wire transfer, the Substituted Cash Consideration described in Section 2.3, in accordance with wire transfer instructions delivered to Parent by the recipients of such Substituted Cash Consideration;

(d)           the Registration Rights Agreement, duly executed by Parent;

(e)           the certificate required to be delivered pursuant to Section 8.1;

(f)           a certificate of good standing of Parent, dated within five (5) Business Days of the Closing Date, from the Delaware Secretary of State;

(g)           an opinion of Bryan Cave LLP, in form and substance reasonably acceptable to Bancorp; and

(h)          such other customary documents, instruments or certificates as shall be reasonably requested by Bancorp and as shall be consistent with the terms of this Agreement.

8.7          Certificate. Parent and Merger Sub shall deliver to Bancorp and the Company a certificate executed by the Secretary of each of Parent and Merger Sub certifying as of the Closing Date (x) a true and correct copy of the Articles or Certificate of Incorporation, as applicable, and bylaws of each of Parent and Merger Sub, (y) a true and correct copy of the resolutions of the Boards of Directors of Parent and Merger Sub authorizing the execution, delivery and performance by Parent and Merger Sub, as applicable, of this Agreement and the consummation of the transactions contemplated hereunder and (z) incumbency matters.

ARTICLE 9

INDEMNIFICATION

9.1          No Survival of Representations and Warranties.

(a)           All of the representations and warranties made by Parent and Merger Sub in this Agreement, the Parent Disclosure Letter or in any certificates or documents delivered hereunder, shall not survive the Closing Date and consummation of the transactions contemplated hereby.

(b)          All of the representations and warranties made by Bancorp and the Company in this Agreement, the Company Disclosure Letter or in any certificates or documents delivered hereunder, shall not survive the Closing Date and consummation of the transactions contemplated hereby except that the representations and warranties of Bancorp and the Company contained in (i) Section 3.20 (Company Capitalization) and Section 4.1 (Ownership) shall survive the Closing Date indefinitely and not terminate, and (ii) Section 3.18 (Taxes) only insofar as the same relates to federal Taxes, shall survive the Closing Date until the expiration of the applicable statute of limitation, including any suspensions, tollings or extensions thereof; provided, however, that any such expiration shall have no effect on any notice of claim made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim. No Parent Indemnified Party shall be entitled to indemnification for breach of any such surviving representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.2          Indemnification by the Shareholders. Subject to the terms and conditions of this Article 9, including the limitations set forth in Section 9.6 below, among others, from and after Closing, the Shareholders shall severally (and not jointly), based on each such Shareholder’s pro rata portion of the Earn-Out Consideration payable to such Shareholder (but in no event shall Bancorp’s pro rata portion of such Earn-Out Consideration be less than 95%), indemnify and hold harmless Parent and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Parent Indemnified Persons” and each a “Parent Indemnified Person”), from and against, and the Shareholders shall not have, and shall have deemed to waive, any claim for contribution or indemnity against any such Parent Indemnified Person with respect to, any and all claims, losses, monetary damages, liabilities, fines, fees, penalties, expenses or costs (collectively, “Losses”), plus reasonable attorneys’ fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:

(a)           the breach of the representations and warranties set forth in Section 3.20 (Company Capitalization) and Section 4.1 (Ownership);

(b)           [Reserved]

(c)           the breach of any agreement or covenant of the Company or Bancorp contained in Sections 6.1, 6.3, 6.4(a), 6.5(a) and 6.8;

(d)           any claims of any third party for Losses (“Third Party Losses” and individually, a “Third Party Loss”) attributable to disclosed or undisclosed liabilities that arise out of the conduct or activities of the Business prior to the Closing Date but only to the extent such Third Party Losses would have existed as of the Closing Date had they been asserted by any such third parties as of such date (other than Third Party Losses relating to federal Taxes, which shall be governed by Section 9.2A below); provided that for purposes of this Section 9.2(e), any such Third Party Loss or Losses shall be, and the Shareholders shall only be required to indemnify the Parent Indemnified Parties to the extent of the amount of any such Third Party Loss or Losses, measured as of the Closing Date and at no point thereafter, following (1) the application of any applicable insurance proceeds available to Parent, or its subsidiaries (including the Surviving Corporation) with respect to such Indemnified Losses, less the reasonable expenses incurred to obtain such proceeds, and (2) the application of any reserves previously established and included in the Reference Balance Sheet, all in accordance with GAAP; provided, further, however, that no claim may be asserted under this Section 9.2(d) and in no event shall the Shareholders be responsible for the payment of any Third Party Loss relating to any Tax Return filed or to be filed after the date hereof;

(e)           all material Contracts entered into by the Company or any Subsidiary (i) outside the Ordinary Course or with Bancorp and its Affiliates and (ii) which were not disclosed to Parent or otherwise reflected in the operations of the Business prior to the date hereof (other than agreements with Affiliates of the Company which will terminate at the Closing); provided that the foregoing shall not include any Contract or any other compensation arrangement (written or oral) with any current or former Business Employee; and

(f)           transaction costs and expenses incurred by or on behalf of the Company or Bancorp in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

9.2A       Federal Tax Indemnity by Bancorp. Subject to the terms and conditions of this Article 9, including the limitations set forth in Section 9.6 below, Bancorp shall indemnify and hold harmless the Parent Indemnified Persons from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of any liability of the Company or its subsidiaries for its own federal Taxes or its Liability, if any (for example, by reason of transferee Liability or application of Treasury Regulation Section 1.1502 6), for federal Taxes of others, including, but not limited to, Bancorp or any Controlled Affiliate of Bancorp, or damage or Indemnified Losses payable with respect to federal Taxes claimed or assessed against the Company or its subsidiaries: (i) for any taxable period ending on or before the Effective Time or as a result of the transactions contemplated hereunder or (ii) for any taxable period resulting from a breach of any of the representations, warranties or covenants contained in Sections 3.18 or 6.4 hereof, but only insofar as the same relates to liability for the payment of federal Taxes in each of such Sections.

9.3          Indemnification by Parent. Subject to the terms and conditions of this Article 9, including the limitations set forth in Section 9.6 below, Parent shall indemnify and hold harmless each Shareholder and their respective heirs, legal representatives, assigns and agents (the “Shareholder Indemnified Persons”) from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a)           the breach of any agreement or covenant of Parent or its Affiliates contained in Article 6 of this Agreement;

(b)          any Third Party Losses asserted against any Shareholder solely in such Person’s capacity as a shareholder of the Company attributable to disclosed or undisclosed liabilities that arise out of the conduct or activities of the Business after the Effective Time; provided that for purposes of this Section 9.3(b), any such Third Party Loss or Losses shall be, and Parent shall only be required to indemnify the Shareholder Indemnified Parties to the extent of the amount of any such Third Party Loss or Losses, after the Closing Date and at no point before, following the application of any available insurance proceeds available to any Shareholder Indemnified Party with respect to such Indemnified Losses, less the reasonable expenses incurred to obtain such proceeds;

(c)           Liability of the Parent or its subsidiaries (exclusive of the Company and its Subsidiaries) for Taxes for any taxable period ending on or before the Effective Time or for any Taxes of Parent or its subsidiaries (including the Company and its subsidiaries) after the Effective Time; and

(d)           transaction costs and expenses incurred by or on behalf of Parent in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

9.4          Notice of Claim. In the event that Parent seeks indemnification on behalf of a Parent Indemnified Person, or Bancorp seeks indemnification on behalf of a Shareholder Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than 10 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

9.5          Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder (notwithstanding the limitations contained in Section 9.6 hereof) because of a claim asserted by any claimant (other than an indemnified person hereunder) (“Third Person”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to control any such matter including the right to investigate, contest or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing of its obligation, subject to any and all limitations contained in this Article 9, to indemnify the Indemnified Person or Indemnified Persons with respect to such Third Person Claim and to discharge (and does in fact so discharge) any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within 20 days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that the conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

9.6          Limitations on Indemnity.

(a)           Notwithstanding anything contained herein to the contrary, the Shareholders shall have no obligation to indemnify the Parent Indemnified Persons in respect of Indemnified Losses until all Indemnified Losses exceed $3,000,000 (after application of any reserves previously established and included in the Reference Balance Sheet, all in accordance with GAAP) in the aggregate and then only for those Indemnified Losses in excess of $3,000,000 (except for Indemnified Losses resulting from or arising under Section 3.20 (Company Capitalization), Section 4.1 (Ownership) and Section 9.2A, as to which the foregoing $3,000,000 limitation shall not apply). Additionally, no claim for indemnification may be asserted except to the extent that the dollar value of such claim exceeds $100,000, provided that multiple claims or causes of action arising from a single circumstance or a collection of circumstances based on or arising out of the same related set of facts and circumstances shall be deemed to be aggregated as a single claim for purposes of this determination. Additionally, notwithstanding anything contained herein to the contrary, in no event shall the Shareholders be liable to or be required to indemnify any of the Parent Indemnified Parties for any Indemnifiable Loss or Losses of any of the Parent Indemnified Parties under Sections 9.2(c), (d) and (e) hereof that arise after the thirty (30) month anniversary of the Closing Date at which time the obligations contained in such sections shall terminate; provided, however, that any such expiration shall have no effect on any notice of any specific claim made by any Parent Indemnified Persons occurring prior to any such expiration set forth in such notice of claim.

(b)          In no event shall the Shareholders have any obligation to indemnify the Parent Indemnified Persons in respect of Indemnified Losses (over and above the $3,000,000 limitation in Section 9.6(a)) in excess of $20,000,000 (except for Indemnified Losses resulting from or arising under Section 3.20 (Company Capitalization), Section 4.1 (Ownership) and Section 9.2A, as to which the foregoing $20,000,000 limitation shall not apply).

(c)           In the event that any Indemnifiable Loss becomes payable to any Parent Indemnified Persons by Bancorp pursuant to Section 9.2, such indemnification obligation may be satisfied by Bancorp by payment of such obligation in cash or by delivery of shares of Parent Common Stock having a value equal to such indemnification obligation. For purposes hereof, shares of Parent Common Stock shall have a value equal to the closing price per share of Parent Common Stock as reported by the NYSE on the Business Day immediately preceding the day on which such Indemnifiable Loss is finally determined.

(d)          In the event that any Indemnifiable Loss becomes payable to any Parent Indemnified Persons by any Shareholders other than Bancorp pursuant to Section 9.2, Parent shall have the right to offset such Indemnifiable Losses against the pro rata portion of any Earn-Out Consideration that would otherwise be payable to such other Shareholders, and Parent’s right to indemnification against such other Shareholders shall be limited to such right of offset (and Bancorp shall have no liability for such amounts). To the extent such Earn-Out Consideration is payable in shares of Parent Common Stock, the shares to be offset shall be valued as described in Section 9.6(c) hereof with respect to Bancorp. In the event the aggregate pro rata portion of Indemnifiable Losses with respect to any such other Shareholders exceeds the aggregate Earn-Out Consideration payable to such other Shareholders, the amount of Indemnifiable Losses to which Parent is entitled to receive from Bancorp shall be reduced by such excess.

9.7          Indemnified Losses Covered by Insurance. To avoid any duplicative recovery by the any Indemnified Parties, any such Indemnified Parties shall not be entitled to indemnification to the extent of any available insurance proceeds for any such Loss or Losses (whether under the Company’s, any subsidiary’s or Parent’s insurance policies), less the reasonable expenses incurred to obtain such proceeds. Parent and Bancorp agree that any Indemnifying Party may pursue coverage of any Indemnifiable Loss for the benefit of an Indemnified Party under all available insurance policies, including control of any required litigation against an insurer. Any such Indemnified Party shall use reasonable best efforts (but shall not be required to institute legal proceedings) to pursue insurance claims that may reduce such Indemnified Losses.

9.8.         Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Requirements of Law, as adjustments to the Merger Consideration for all Tax purposes.

9.9.         Fraud, Intentional Misrepresentation. Notwithstanding anything to the contrary herein, in the event of any acts of fraud, the Parties shall have all remedies available at law or in equity (including for tort) with respect to such fraud; provided, however, that in the case of Bancorp, Bancorp’s Knowledge shall be deemed the actual knowledge of Alan B. Levan and James White without regard to any requirement of due inquiry.

ARTICLE 10

TERMINATION

10.1.         Methods of Termination. This Agreement may be terminated at any time:

(a)          by mutual consent of Parent and Bancorp;

(b)          by (i) Parent or (ii) Bancorp, if the Closing has not occurred on or before March 1, 2007 (the “Termination Date”); provided that if any Party has breached or defaulted with respect to its obligations under this Agreement on or before such date, such Party may not terminate this Agreement pursuant to this Section 10.1(b), and each other Party to this Agreement may at its option enforce its rights against such breaching or defaulting Party and seek any remedies against such Party, in either case as provided hereunder or under applicable Requirements of Law; provided further, however, that if the Closing has not occurred by the Termination Date solely as a result of the breach of Parent of its covenant herein with respect to obtaining approval of any applicable Governmental Authority, Parent may not terminate this Agreement without the consent of Bancorp;

(c)           by Parent, prior to the Termination Date, if (i) any of the conditions specified in Article 7 hereof becomes incapable of being satisfied or (ii) if after notice and twenty (20) days opportunity to cure, the Company or Bancorp are otherwise in material default under this Agreement or if such material default is incapable of being cured; provided that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Parent if the nonfulfillment of the conditions to Parent’s obligation to close set forth in Article 7 results from the breach by Parent of any of its representations, warranties, covenants or obligations contained herein; or

(d)          by Bancorp on or prior to the Termination Date, if (i) any of the conditions specified in Article 8 hereof becomes incapable of being satisfied or (ii) if, after notice and twenty (20) days opportunity to cure, Parent is otherwise in material default under this Agreement or if such material default is incapable of being cured; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to Bancorp if the nonfulfillment of the conditions to Bancorp’s obligation to close set forth in Article 8 results from the breach by Bancorp of any of its representations, warranties, covenants or obligations contained herein.

10.2        Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 10.1 above, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and the transactions contemplated hereunder shall not occur, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a)           each Party shall either destroy or redeliver all documents and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same;

(b)          all information received by any Party hereto with respect to the business of any other Party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such Party to the detriment of the Party furnishing such information.

10.3        Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability of any Party hereto except (a) as set forth in Section 6.1 and this Section 10.3, and (b) that nothing herein shall relieve any Party hereto from liability for any breach of this Agreement and all rights and remedies arising as a result of such breach shall remain available to any non-breaching Party. The provisions of this Section 10.3 shall survive any termination of this Agreement.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1        Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by fax, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Parent:

Stifel Financial Corp.

501 N. Broadway

St. Louis, Missouri 63102

Attention: Ronald J. Kruszewski, Chairman, President and CEO

Fax: (314) 342-2115

With copies to:

Bryan Cave LLP

One Metropolitan Square, Suite 3600

211 North Broadway

St. Louis, Missouri 63102

Attention:    James L. Nouss, Jr.

Robert J. Endicott

Fax: (314) 259-2020

If to Bancorp:

BankAtlantic Bancorp

2100 Cypress Creek Road

Fort Lauderdale, Florida 33309

Telephone: (954) 940-5020

Fax: (954) 940-5050

Attn: Alan B. Levan, Chairman

With a copy to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 W. Flagler Street

Miami, FL 33130

Telephone: (305) 789-3500

Fax: (305) 789-3395

Attn: Alison W. Miller

11.2        Entire Agreement. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

11.3        Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Parent and Bancorp.

11.4        Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties, except that (i) Parent shall have the right to transfer and assign any or all of its rights and obligations hereunder to any entity which at the time of such transfer and assignment is controlled by Parent or by the Affiliates of Parent and (ii) Bancorp shall have the right to assign its rights to receive payments, but not its obligations, hereunder.

11.5        Waiver of Compliance; Consents. Any failure of either Bancorp, on the one hand, or Parent, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Parent, on the one hand, or Bancorp, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.5.

11.6        Expenses. Except as otherwise provided for herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

11.7        Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.8        Severability. Subject to the provisions set forth in Section 6.3(a) regarding judicial modification of the covenant not to compete, if any other provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.9        Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New Jersey, without reference to its choice of law rules.

11.10     No Third Party Beneficiaries or Other Rights. Nothing contained herein, including, without limitation, the provisions of Section 6.5 regarding employees of the Company, shall grant to or create in any Person not a Party hereto, or any such Person’s dependents, heirs, successors or assigns, any right to any benefits hereunder, and no such Person shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.

11.11     Waiver of Jury Trial. (a)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.11.

11.12     Company Disclosure Letter. The sections of the Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections, and except as otherwise identified on such disclosure schedules or sections, the disclosure in any numbered or lettered section shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other schedules or sections which clearly identifies the particular item being referred is set forth therein or unless such item is clearly and unambiguously responsive on its face to another schedule or section).

11.13     Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes,” “including,” and derivative or similar words shall be construed to be followed by the phrase “without limitation”; and (v) references herein to “days” are to consecutive calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles. The Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

STIFEL FINANCIAL CORP.

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	Chairman and Chief Executive Officer

SF RB MERGER SUB, INC.

By:	/s/ Ronald J. Kruszewski
Name:	Ronald J. Kruszewski
Title:	President

RYAN BECK HOLDINGS, INC.

By:	/s/ Ben A. Plotkin
Name:	Ben A. Plotkin
Title:	CEO

BANKATLANTIC BANCORP, INC.

By:	/s/ Alan B. Levan
Name:	Alan B. Levan
Title:	Chairman

Signature Page to Agreement and Plan of Merger

TABLE OF SCHEDULES AND EXHIBITS

Schedule

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Warrant
Exhibit C	Articles of Incorporation of Merger Sub

EXHIBIT A

Form of Registration Rights Agreement

See attached.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [____________], 2007, is entered into by and between BankAtlantic Bancorp, Inc., a Florida corporation (“Bancorp”), on behalf of the Other Recipients, and Stifel Financial Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company is party to an Agreement and Plan of Merger by and among Bancorp, SF RB Merger Sub, Inc., a New Jersey corporation wholly owned by the Company (“Merger Sub”), Ryan Beck Holdings, Inc., a New Jersey corporation (“Holdings”), and the Company, dated as of January __, 2007 (the “Merger Agreement”);

WHEREAS, upon the merger of Holdings with and into Merger Sub, as contemplated under the Merger Agreement (the “Closing”), the Company will issue to Bancorp and certain optionholders as set forth in the Merger Agreement (the “Other Recipients”), and Bancorp and the Other Recipients will beneficially own, (i) an aggregate of _______________ shares (the “Shares”) of the Company’s common stock, par value 0.15 per share (the “Common Stock”), and, subject to the approval of the Company’s shareholders, (ii) warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $36.00 per share (the “Warrants”);

WHEREAS, the Merger Agreement provides that, among other things, at or prior to the Closing, the Company and Bancorp and the Other Recipients will enter into a registration rights agreement in substantially the form of Exhibit A to the Merger Agreement; and

WHEREAS, the parties to this Agreement desire to set forth the rights of Bancorp and the Other Recipients and the obligations of the Company with respect to the registration of Registrable Securities pursuant to the Securities Act;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.        Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its controlled Affiliates shall be deemed an Affiliate of Bancorp by virtue of the beneficial ownership by Bancorp of the Company’s Common Stock.

“Agreement” means this Registration Rights Agreement and any amendments hereto.

“Blackout Period” has the meaning set forth in Section 2(a)(iv).

“Board” means the Board of Directors of the Company.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Closing” has the meaning set forth in the recitals.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble and shall also include the Company’s successors.

“Company Notice” has the meaning set forth in Section 2(b)(i).

“Damages” has the meaning set forth in Section 5(a)(i).

“Director” means any member of the Board (other than any advisory, honorary or other non-voting member of the Board).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

“Holder” or “Holders” means Bancorp and each of the Other Recipients that receive Registrable Securities pursuant to the Merger Agreement.

“Incidental Registration” means a registration required to be effected by the Company pursuant to Section 2(b).

“Incidental Registration Statement” means a registration statement of the Company, as provided in Section 2(b), which covers any of the Registrable Securities on an appropriate form in accordance with the Securities Act and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Initial Shelf Registration” means the initial Shelf Registration Statement on Form S-3 covering the sale of Registrable Securities, filed by the Company pursuant to Section 2(a)(i).

“Initial Shelf Registration Target Effective Date” means the date that the Initial Shelf Registration is declared effective by the SEC, but in no event later than the date that is 180 days following the Closing Date.

2

“Merger Agreement” has the meaning set forth in the recitals.

“NASD” means the National Association of Securities Dealers, Inc.

“Other Recipients” has the meaning set forth in the recitals.

“Person” means any individual, limited or general partnership, limited liability company, corporation, trust, joint venture, association, joint stock company or unincorporated organization.

“Prospectus” means the prospectus included in a Registration Statement, including any preliminary Prospectus, and any such Prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities and by all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case all material incorporated by reference therein.

“Registrable Securities” means (a) the Shares, (b) the Warrant Shares if the Warrants are issued, and (c) any securities issued or issuable with respect to the pay-out of any “Earn-Out Consideration” (as defined and described in the Merger Agreement) or with respect to any Common Stock referred to in the foregoing clauses (w) upon any conversion or exchange thereof, (x) by way of stock dividend or stock split, (y) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or (z) otherwise, in all cases subject to Section 2(a)(iv). As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (B) such securities shall have been sold in reliance upon Rule 144, (C) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, or (D) such securities shall have ceased to be outstanding.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, (i) all registration, listing, qualification and filing fees (including NASD filing fees), (ii) fees and disbursements of counsel for the Company, (iii) accounting fees, (iv) blue sky fees and expenses (including counsel fees in connection with the preparation of a blue sky memorandum and legal investment survey and NASD filings), and (v) all printing, distributing, mailing and delivery expenses for any Registration Statement, any Prospectus, transmittal letters, securities certificates and other documents relating to the performance of and compliance with this Agreement; provided, however, Registration Expenses shall not include any Selling Expenses.

“Registration Statement” means any registration statement of the Company, including a Shelf Registration Statement, which covers the sale of any Registrable Securities by Holders, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

3

“Representative” means Bancorp, acting on its own behalf and as agent and representative of the Holders.

“Required Registration” means the registrations required to be effected pursuant to Section 2(a).

“Required Registration Statement” means a Registration Statement which covers the sale of Registrable Securities by Holders requested to be included therein pursuant to the provisions of Section 2(a) on an appropriate form (in accordance with Section 4(a) hereof) pursuant to the Securities Act, and which form shall be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“SEC” means the Securities and Exchange Commission.

“Second Shelf Registration” means the second Shelf Registration Statement on Form S-3 covering the sale of one-third of the Registrable Securities filed by the Company pursuant to Section 2(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means underwriting discounts, selling commissions and stock transfer taxes, if any, applicable to the Registrable Securities registered by the Holders.

“Shares” has the meaning set forth in the recitals.

“Shelf Registration Statement” means a registration statement pursuant to SEC Rule 415 under the Securities Act.

“Significant Stockholder” means, at any time of determination, any Person other than Bancorp and its Affiliates that beneficially owns 20 percent or more of the Total Voting Power of the Voting Securities of the Company issued and outstanding at that time.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships the general partner interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting or similar interests in such partnership), or (ii) at least a majority of the securities or other interests of which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Suspension Period” has the meaning set forth in Section 2(d).

“Subsidiary Holder” means, with respect to Bancorp, each Subsidiary of Bancorp that is a Holder.

4

“Third Shelf Registration” means the third Shelf Registration Statement on Form S-3 covering the sale of one-third of the Registrable Securities filed by the Company pursuant to Section 2(a)(iii).

“Total Voting Power” means the total number of votes entitled to be cast by the holders of the outstanding shares of Capital Stock and any other securities entitled, in the ordinary course, to vote on matters put before the holders of shares of the Company’s Capital Stock generally.

“Underwriter” has the meaning set forth in Section 5(a).

“Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities or interests of a Person which are then entitled to vote generally, and not solely upon the occurrence and during the continuation of certain specified events, in the election of directors or Persons performing similar functions with respect to such Person, and any securities convertible into or exercisable or exchangeable at the option of the holder thereof for such shares of Capital Stock.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants, if issued by the Company.

“Warrants” has the meaning set forth in the recitals.

“WKSI” means a well-known seasoned issuer as defined in Rule 405 under the Securities Act.

2.        Registration Under the Securities Act.

(a)        Shelf Registration.

(i)           Filing of Initial Shelf Registration Statement. The Company will, as soon as practicable (but in no event later than one hundred twenty (120) days after the Closing Date), file an Initial Shelf Registration registering the sale of (i) one-third of the Registrable Securities held by Bancorp and (ii) all of the Registrable Securities held by the Other Recipients. The Company thereafter shall use commercially reasonable efforts to cause the Initial Shelf Registration to become effective as soon as practicable following such filing, provided that notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to have such Initial Shelf Registration declared effective until one hundred eighty (180) days after the Closing Date. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Initial Shelf Registration until the termination of the registration rights provisions under this Agreement.

(ii)          Second Shelf Registration. The Company will file a Second Shelf Registration (or file a post-effective amendment to the Initial Shelf Registration) covering the sale of an additional one-third of the Registrable Securities not less than sixty (60) days prior to the first anniversary of the Initial Shelf Registration Target Effective Date. The Company thereafter shall use commercially reasonable efforts to cause the Second Shelf Registration to become effective as soon as practicable following such filing, but in no event shall the Company be obligated to have

5

such Second Shelf Registration declared effective until the first anniversary of the Initial Shelf Registration Target Effective Date. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Second Shelf Registration until the termination of the registration rights provisions under this Agreement.

(iii)        Third Shelf Registration. The Company will file a Third Shelf Registration (or file a post-effective amendment to the Initial Shelf Registration or to the Second Shelf Registration, if applicable) covering the sale of the final one-third of the Registrable Securities not less than sixty (60) days prior to the second anniversary of the Initial Shelf Registration Target Effective Date. The Company thereafter shall use commercially reasonable efforts to cause the Third Shelf Registration to become effective as soon as practicable following such filing, but in no event shall the Company be obligated to have such Third Shelf Registration declared effective until the second anniversary of the Initial Shelf Registration Target Effective Date. The Company shall use commercially reasonable efforts to maintain the effectiveness of the Third Shelf Registration until the termination of these registration rights provisions under this Agreement.

(iv)        Blackout Period. Notwithstanding the foregoing, the Company upon notice to Bancorp may delay the filing or the effectiveness of any Shelf Registration Statement (a “Blackout Period”) for so long as the CEO of the Company determines in good faith in consultation with counsel that such registration would require the disclosure of information not otherwise then required by law to be publicly disclosed, the disclosure of which would be materially adverse to the Company; provided, however, that the duration of any Blackout Period shall not exceed sixty (60) days, and that the aggregate number of days included in all Blackout Periods during any consecutive twelve (12) months shall not exceed one hundred eighty (180) days.

(b)        Incidental Registration.

(i)            Right to Include Registrable Securities. If at any time the Company proposes to register any Common Stock under the Securities Act (other than any registration of public sales or distributions solely by and for the account of the Company of securities issued (x) pursuant to any employee benefit or similar plan, including employee stock and stock option plans, or any dividend reinvestment plan or (y) in any acquisition by the Company), either in connection with a primary offering for cash for the account of the Company or a secondary offering or a combination thereof, the Company will, each time it intends to effect such a registration, give written notice to all Holders of Registrable Securities at least fifteen (15) business days prior to the anticipated filing date of a Registration Statement with the SEC pertaining thereto, informing such Holders of its intent to file such Registration Statement and of the Holders’ rights to request the registration of the Registrable Securities held by the Holders under this Section 2(b) (the “Company Notice”); provided, that if in the reasonable opinion of the Company such fifteen (15) business day period would materially interfere with the ability of the Company to effect a registration and issue and sell securities pursuant to such registration, such period may be reduced to a period of not less than ten (10) business days as reasonably determined by the Company. Upon the written request of any Holder made within seven (7) business days after any such Company Notice is given (which request shall specify the Registrable Securities intended to be disposed of by such Holder and, unless the applicable registration is intended to effect a primary offering of shares of Common Stock for cash for the account of the Company, the intended method of distribution thereof), the Company will use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Holders to the

6

extent required to permit the disposition (in accordance with the intended methods of distribution thereof) of the Registrable Securities so requested to be registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Incidental Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Incidental Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Incidental Registration Statement by the Securities Act, any state securities or blue sky laws, or any rules and regulations thereunder; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Incidental Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation (other than as set forth in Section 2(a) hereof) to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith) and (B) in the case of a determination to delay such registration, the Company shall be permitted to delay registration of any Registrable Securities requested to be included in such Incidental Registration Statement for the same period as the delay in registering such other securities.

The registration rights granted pursuant to the provisions of this Section 2(b) shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2, and no registration effected under this Section 2(b) shall relieve the Company of its obligations to effect a Required Registration under Section 2(a), other than as set forth in Section 2(a)(iv).

(ii)           Priority in Incidental Registrations. If a registration pursuant to this Section 2(b) involves an Underwritten Offering of the securities so being registered, whether or not for sale for the account of the Company, and the sole Underwriter or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder of Registrable Securities requesting registration) on or before the date that is five (5) days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be reasonably expected to be sold in (or during the time of) such offering without adversely affecting the success of the distribution of the securities being offered, then the Company will include in such registration, first, all the securities desired to be sold by the Company pursuant to such Registration Statement without reference to the incidental registration rights of any holder (including Holders), and second, the amount of other securities (including Registrable Securities) requested to be included in such registration that the Company is so advised can be sold in (or during the time of) such offering, allocated, if necessary, pro rata among the holders (including the Holders) thereof requesting such registration on the basis of the percentage of the securities (including Registrable Securities) beneficially owned at the time that each holder (including Holders) requesting inclusion of their securities desires to register in such registration; provided, however, that in the event the Company determines, by virtue of this paragraph, not to include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three (3) days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the amount of Registrable Securities which each

7

Holder is entitled to include in such registration shall be re-calculated utilizing the reduced total number of Registrable Securities to be included in such registration such that the reduction of the amount of Registrable Securities which any Holder is entitled to include in such registration is reduced on a pro-rata basis.

(c)           Expenses. The Company agrees to pay all Registration Expenses in connection with each registration effected in accordance with this Section 2. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of shares of Common Stock included in such registration, other selling stockholders and the Company pro rata on the basis of the percentage of shares of Common Stock so registered by each such party, except that the Company need not contribute to fees and disbursements of counsel for the Holders and other selling stockholders.

(d)           Effective Registration Statement; Suspension. A Registration Statement pursuant to Section 2(a) will not be deemed to have become effective (and the related registration will not be deemed to have been effected or requested) unless it has been declared effective by the SEC prior to a request by the Holders of a majority of the Registrable Securities included in such registration that such Registration Statement be withdrawn; provided, however, that if, after it has been declared effective, the offering of any Registrable Securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Registration Statement will be deemed not to have become effective and the related registration will not be deemed to have been effected or requested pursuant to this Agreement.

Any period during which the Company fails to keep any Required Registration Statement effective and usable for resale of Registrable Securities shall be referred to as a “Suspension Period.” A Suspension Period shall (a) commence on and include the earlier of the date that (i) the Company gives notice or (ii) the Company or a Holder is advised by counsel or the SEC, in either case, that a Required Registration Statement is no longer effective or usable for resale of Registrable Securities and (b) end on and include the date when each Holder of Registrable Securities covered by such Required Registration Statement either receives copies of the supplemented or amended Prospectus contemplated by Section 4(j) or is advised in writing by the Company (having a reasonable basis to so advise) that the use of the Prospectus may be resumed. In the event of one or more Suspension Periods, the applicable time period for keeping the Registration Statement effective referenced in the last sentence of each of Section 2(a)(i), Section 2(a)(ii), and Section 2(a)(iii) shall be extended by the number of days included in each Suspension Period, and, in the event any Suspension Period occurs sooner than thirty (30) days after the end of the previous Suspension Period or thirty (30) days after the initial effectiveness of any Required Registration Statement, none of the days between such Suspension Periods (as the case may be) or prior to such Suspension Period shall be included in computing such applicable time period.

(e)          Equal Future Rights. Should the Company grant any new registration rights to any Significant Stockholder other than any Holder, or amend or modify the registration rights of any Holder or other Significant Stockholder in such a way to make such registration rights more favorable to one Holder or Significant Stockholder than to another Holder, the registration rights granted under this Agreement shall be automatically amended so as to be not less favorable to any Holder than those granted to such Significant Stockholder or other Holder.

8

3.        Lock-Up of Holders; Hedging Transactions. Notwithstanding anything to the contrary herein, Bancorp agrees that it will not (a) sell, other than in any private sale(s) of shares of Common Stock, or (b) enter into any Hedging Transaction relating to the Common Stock, including any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a disposition even if the securities would be disposed of by someone other than Bancorp, in either case with respect to: (i) any Registrable Securities that are Common Stock prior to the 180th day after the Closing Date, (ii) more than one-third of Bancorp’s Registrable Securities that are Common Stock prior to the date which is the first anniversary of the 180th day after the Closing Date or (iii) more than two-thirds of Bancorp’s shares of Registrable Securities that are Common Stock prior to the date which is the second anniversary of the 180th day after the Closing Date.

4.        Registration Procedures.

In connection with the obligations of the Company pursuant to Section 2, the Company shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the sale of such Registrable Securities by the Holders in accordance with their intended method of distribution, and the Company shall:

(a) (i)      prepare and file a Registration Statement with the SEC which (x) shall be on Form S-3 (or any successor to such form), (y) shall be available for the sale or exchange of the Registrable Securities in accordance with the intended method or methods of distribution by the selling Holders thereof and (z) shall comply as to form with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, (ii) unless such Registration Statement is automatically effective upon filing with the SEC, use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2, (iii) if the Company is eligible as a WKSI as of the applicable time, utilize the automatic shelf registration process under Rule 415 and Rule 462 under the Securities Act, (iv) not take any action that would cause a Registration Statement to contain a material misstatement or omission or to be not effective and usable for resale of Registrable Securities during the period that such Registration Statement is required to be effective and usable, (v) use its commercially reasonable efforts to cause each Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Registration Statement, amendment or supplement to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the SEC and (vi) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto not to contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading during the period that such Registration Statement is required to be effective and usable;

(b)          subject to paragraph (j) of this Section 4, prepare and file with the SEC such amendments and post-effective amendments to each such Registration Statement, as may be necessary to keep such Registration Statement effective for the applicable period; cause each such Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof, as set forth in such registration statement;

9

(c)           in any underwritten Incidental Registration, furnish to each Holder of Registrable Securities and to each Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or Underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Company hereby consents to the use of the Prospectus, including each preliminary Prospectus, by each Holder of Registrable Securities and each Underwriter of an Underwritten Offering of Registrable Securities covered by the Prospectus or the preliminary Prospectus (and Holders hereby agreeing not to make a broad public dissemination of a form of preliminary Prospectus which is designed to be a “quiet filing” without the Company’s consent, such consent to not be withheld unreasonably);

(d) (i)     use its commercially reasonable efforts to register or qualify the sale of the Registrable Securities, no later than the time the applicable Registration Statement is declared effective by the SEC, under all applicable state securities or blue sky laws of such jurisdictions as each Underwriter, if any, or any Holder of Registrable Securities covered by a Registration Statement, shall reasonably request; (ii) use its commercially reasonable efforts to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective; and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such Underwriter, if any, and Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Underwriter or Holder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(e)           notify each Holder of Registrable Securities promptly, and, if requested by such Holder, confirm such advice in writing, (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iii) if, between the effective date of a Registration Statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose and (iv) of the happening of any event during the period a Registration Statement is effective as a result of which such Registration Statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(f)           in any underwritten Incidental Registration, furnish counsel for each such Underwriter, if any, and for the Holders of Registrable Securities copies of any request by the SEC or any state securities authority for amendments or supplements to a Registration Statement and Prospectus or for additional information;

(g)           use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible time;

10

(h)          in any underwritten Incidental Registration, upon request, furnish to the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, without charge, at least one signed copy of each Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits; and furnish to each Holder of Registrable Securities, without charge, at least one conformed copy of each Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i)            cooperate with the selling Holders of Registrable Securities and the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole Underwriter or lead managing Underwriter of an Underwritten Offering of Registrable Securities, if any, may reasonably request at least three (3) business days prior to any sale of Registrable Securities;

(j)            upon the occurrence of any event contemplated by paragraph (e)(iv) of this Section, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to a Registration Statement or the related Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(k)           cause all Registrable Securities to be listed on the New York Stock Exchange and any securities exchange on which securities of the same class issued by the Company are then so qualified or listed if so requested by the Representative or if so requested by the Underwriter or Underwriters of an Underwritten Offering of Registrable Securities, if any;

(l)            otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(m)            cooperate and assist in any filings required to be made with the NASD.

Each selling Holder of Registrable Securities as to which any registration is being effected pursuant to this Agreement agrees, as a condition to the registration obligations with respect to such Holder provided herein, to furnish to the Company such information regarding such Holder required to be included in the Registration Statement, the ownership of Registrable Securities by such Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (e)(iv) of this Section, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the affected Registration

11

Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by paragraph (j) of this Section and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company), all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities which was current at the time of receipt of such notice.

5.        Indemnification; Contribution.

(a)           Indemnification by the Company. The Company agrees to indemnify and hold harmless each Person who participates as an underwriter (any such Person being an “Underwriter”), each Holder and their respective partners, directors, officers and employees and each Person, if any, who controls any Holder or Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i)            against any and all losses, liabilities, claims, damages, judgments and reasonable expenses (“Damages”) whatsoever, to which any such Person becomes subject, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, including all documents incorporated therein by reference, or any “issuer free writing prospectus” (as defined in Securities Act Rule 433), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)           against any and all Damages whatsoever, to which any such Person becomes subject, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

(iii)          against any and all reasonable expense whatsoever, to which any such Person becomes subject (including fees and disbursements of counsel), incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement does not apply to any Holder or Underwriter with respect to any Damages to the extent (i) arising out of any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by such Holder or Underwriter expressly for use in a Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) or (ii) arising out of or based upon offers or sales effected directly by such Holder or Underwriter “by means of” (as defined in Securities Act

12

Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not issued by or authorized in writing by the Company. In addition to the foregoing, the Company shall indemnify each Holder and its respective partners, directors, officers and employees and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the extent the indemnification provided by the Company to any Underwriter in connection with a Registration exceeds the indemnity provided hereunder.

(b)          Indemnification by Holders. Bancorp, for itself and jointly and severally for and on behalf of each of its Subsidiary Holders that may be a selling Holder hereunder, agrees to indemnify and hold harmless the Company, and each Underwriter, and each of their respective partners, directors, officers and employees (including each officer of the Company who signed the Registration Statement), and each Person, if any, who controls the Company or any Underwriter within the meaning of Section 15 of the Securities Act, against any and all Damages described in the indemnity contained in paragraph (a) of this Section (provided that any settlement of the type described therein is effected with the written consent of such selling Holder), as incurred, but only (i) with respect to untrue statements or alleged untrue statements of a material fact contained in any Prospectus or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any such case made in reliance upon and in conformity with written information furnished to the Company by Bancorp or any Subsidiary Holder that may be a selling Holder hereunder expressly for use in such Registration Statement (or any amendment thereto) or such Prospectus (or any amendment or supplement thereto) or (ii) that arises out of or is based upon offers or sales by such selling Holder “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not issued by or authorized in writing by the Company. Notwithstanding the foregoing, in no event shall Bancorp or any Subsidiary Holder be liable under this Section 5(b) for any Damages in excess of the net proceeds realized by Bancorp or such Subsidiary Holder in the sale of Registrable Securities to which such Damages relate or for any Damages resulting from any untrue statements or alleged untrue statements of a material fact based on information provided by a Holder other than Bancorp or any Bancorp Subsidiary Holder.

(c)           Conduct of Indemnification Proceedings. Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but any failure to give such notice shall not relieve the indemnifying party or parties to any obligation that it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party’s or parties’ expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties determines in good faith that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement) at the indemnifying party’s or parties’ expense. If an indemnifying party or parties is not

13

so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all Underwriters and another counsel for all other indemnified parties under this Agreement). No indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties, which consent shall not be unreasonably withheld. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this subsection (c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

(d)          Contribution. (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the liable selling Holders (including, in each case, that of their respective officers, directors, employees and agents) on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the selling Holders, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(ii)           The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this paragraph (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding the provisions of this paragraph (d), in the case of distributions to the public, an indemnifying Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Holder and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

14

(iii)          For purposes of this Section, each Person, if any, who controls a Holder or an Underwriter within the meaning of Section 15 of the Securities Act (and their respective partners, directors, officers and employees) shall have the same rights to contribution as such Holder or Underwriter; and each director of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Company.

6.        Standstill.

Bancorp agrees that from and after the date of this Agreement, until the later to occur of (1) the date on which the Registrable Securities that are Common Stock beneficially owned by Bancorp and its Affiliates ceases to constitute greater than 5% of the issued and outstanding shares of Common Stock (after giving effect to the conversion by Bancorp and its Affiliates of any Warrants owned, directly or indirectly, by such Persons) and (2) the tenth anniversary of the Closing Date, it will not, and it will cause its Affiliates not to, without the prior written consent of the Company:

(a)          acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether through market purchases, tender or exchange offer or otherwise, record or beneficial ownership of, or the right to vote, more than 19.9% of the outstanding Voting Securities or outstanding Capital Stock of the Company or direct or indirect rights to acquire more than 19.9% of the outstanding Voting Securities of the Company or any Subsidiary thereof, or of any successor to or Person in control of the Company, or any assets of the Company or any Subsidiary or division thereof or of any such successor or controlling Person, provided that in the event the Company elects to satisfy any contingent payment rights in the Merger Agreement by a cash payment, Bancorp may purchase additional shares not to exceed 24.9% of the outstanding Voting Securities or outstanding Capital Stock of the Company;

(b)         make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of, any Voting Securities of the Company;

(c)          other than as contemplated by the Merger Agreement, propose or seek to effect a merger, consolidation, recapitalization, reorganization, restructuring, sale, lease, exchange or other disposition of all or substantially all of the assets of or other business combination involving, or a tender or exchange offer for securities of, the Company or any of its Subsidiaries or any material portion of the Company’s or such Subsidiary’s business or assets or any other type of transaction that would result in a change in control of the Company;

(d)         other than as contemplated by the Merger Agreement, make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any extraordinary transaction involving the Company or any of its securities or assets;

15

(e)          except as provided in the Merger Agreement, seek to exercise any control or influence over the management of the Company or the Board or any of the businesses, operations or policies of the Company;

(f)          form, join or in any way participate in a “group” as defined in Regulation 13D-G under the Exchange Act, in connection with any of the foregoing; or

(g)           request the Company, directly or indirectly, to amend or waive any provision of this Section 6.

7.        Miscellaneous.

(a)           Amendments and Waivers. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the holder or holders of a majority (by number of shares) of the Registrable Securities at the time outstanding. Each holder of any Registrable Securities at such time or thereafter outstanding shall be bound by any consent authorized by this Section 7(a), whether or not such Registrable Securities shall have been marked to indicate such consent. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or parties granting such waiver in any other respect or at any other time.

(b)          Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, facsimile or any courier guaranteeing overnight delivery (i) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this paragraph (b), which address initially is, with respect to Bancorp as of the date hereof, at BankAtlantic Bancorp, 2100 Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Alan B. Levan, Chairman facsimile number (954) 940-5050, and thereafter at such other address, notice of which is given in accordance with the provisions of this paragraph, with a copy to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., 150 W. Flagler Street, Miami, Florida 33130, Attention: Alison W. Miller, facsimile number (305) 789-3395, and with respect to any Person who becomes a Holder after the date hereof, the address of such Holder in the stock or warrant records of the Company or (ii) if to the Company, at Stifel Financial Corp., 501 N. Broadway, St. Louis, Missouri 63102, Attention: Ronald J. Kruszewski, Chairman, President and CEO, facsimile number (314) 342-2115, and thereafter at such other address, notice of which is given in accordance with the provisions of this paragraph (c), with a copy to Bryan Cave LLP, One Metropolitan Square, Suite 3600, 211 North Broadway, St. Louis, Missouri 63102, Attention: Robert J. Endicott, facsimile number (314) 259-2020. Notwithstanding the foregoing, the Company shall not be obligated to provide any notice to any Holder which is not a party to this Agreement except with respect to a Required Registration Statement or Incidental Registration Statement which has been filed and pursuant to which such Holder is identified as a selling stockholder.

All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; when receipt is acknowledged, if faxed; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

16

(c)           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties without the need for an express assignment. If any successor, assignee or transferee of any Holder shall acquire Registrable Securities in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall conclusively be deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and to receive the benefits hereof. Notwithstanding the foregoing, nothing in this Section 7 is intended to enlarge the class of Persons which are Holders, as defined in Section 1 of this Agreement, and thus entitled to the rights granted hereunder. For purposes of this Agreement, “successor” for any entity other than a natural person means a successor to such entity as a result of such entity’s merger, consolidation, liquidation, dissolution, sale of substantially all of its assets or similar transaction.

(d)          Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(e)           Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs of this Agreement unless otherwise specified; (4) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified; (5) “or” is not exclusive; and (6) provisions apply to successive events and transactions.

(f)           Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(g)           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

(h)          Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

17

(i)            Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and, subject to the last sentence of this paragraph (i), is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Company, on the one hand, and the other parties to this Agreement, on the other, with respect to the subject matter hereof. In case of any conflict between this Agreement and the Merger Agreement, the terms and provisions of the Merger Agreement shall control.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

18

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

STIFEL FINANCIAL CORP.

By:   ________________________________

Name:
Title:

BANKATLANTIC BANCORP, INC.

By:   ________________________________

Name:
Title:

19

EXHIBIT B

Form of Warrant

See attached.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION FOR NON-PUBLIC OFFERINGS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED UNLESS IT IS REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Issuance Date: ______________, 2007	Warrant No.: ____________

STIFEL FINANCIAL CORP.

WARRANT TO PURCHASE _____ SHARES OF

COMMON STOCK, $0.15 PAR VALUE PER SHARE

This is to certify that, for value received, ______________ (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Stifel Financial Corp., a corporation organized under the laws of Delaware (“Company”), at any time and from time to time after the issuance date hereof (“Exercise Date”) but not later than 5:00 P.M., Eastern time, on _________, 2012 [the fifth (5th) anniversary of such issuance date] (“Expiration Date”), _______ shares (“Warrant Shares”) of Common Stock, $0.15 par value (“Common Stock”), of the Company, at an exercise price per share equal to $36.00 (the exercise price in effect from time to time hereafter being herein called the “Exercise Price”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as described herein.

This Warrant is one of one or more Warrants of the same form and having the same terms as this Warrant and has been issued pursuant to the terms of the Agreement and Plan of Merger dated January ___, 2007 (“Merger Agreement”) among the Company, SF RB Merger Sub, Inc., a New Jersey corporation wholly owned by the Company, Ryan Beck Holdings, Inc., a New Jersey corporation, and BankAtlantic Bancorp, Inc., a Florida corporation. Capitalized terms used herein and not defined shall have the meaning specified in the Merger Agreement.

1.            Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

2.            Transfers. This Warrant and the Warrant Shares are subject to restrictions on transfer set forth in his Warrant (and the rights hereunder) and may not be transferred or assigned, in whole or in part (other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”)), unless and until (i) the Warrantholder shall have notified the Company of the proposed transfer or assignment and shall have furnished the Company with a statement of the circumstances surrounding the proposed transfer and assignment and assurance that the proposed transfer or assignment is in compliance with all applicable laws, and (ii) if requested by the Company, at the expense of such Warrantholder or its transferee, the Warrantholder shall have furnished to the Company an opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer or assignment may be made without registration under the Act. Subject to such restrictions, the Company shall transfer this Warrant from time to time, upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer properly endorsed or accompanied by appropriate instructions

1

for transfer. Upon any such transfer, a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company. References to Warrantholder or holder shall include any such transferee.

3.            Exercise of Warrant.

(a)         Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time upon surrender of the Warrant, together with delivery of the duly executed Warrant exercise form attached hereto (the “Exercise Agreement”) and payment of the Exercise Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof).

(b)         Payment made pursuant to clause (a) above may be made, at the option of the Warrantholder: (x) by cash, money order, certified or bank cashier’s check or wire transfer, (y) the surrender to the Company of securities of the Company having an aggregate Market Price (as hereinafter defined) equal to the aggregate Exercise Price, or (z) the delivery of a notice to the Company that the Warrantholder is exercising this Warrant by authorizing the Company to reduce the number of shares of Common Stock issuable upon such exercise by the number of shares having an aggregate Market Price equal to the aggregate Exercise Price.

(c)         The following terms shall have the following meanings:

“Market Price” with respect to any security of the Company on any day means the average of the daily Closing Prices of a share or unit of such security for the 30 consecutive Business Days ending on the most recent Business Day for which a Closing Price is available; provided, however, that in the event that, in the case of Common Stock, the Market Price is determined during a period following the announcement by the Company of (A) a dividend or distribution of Common Stock, or (B) any subdivision, combination or reclassification of Common Stock and prior to the expiration of 20 Business Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the Market Price shall be appropriately adjusted to reflect the current market price per share equivalent of Common Stock.

“Closing Price” with respect to any security on any day means (a) if such security is listed or admitted for trading on a national securities exchange, the reported last sales price regular way or, if no such reported sale occurs on such day, the average of the closing bid and asked prices regular way on such day, in each case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such class of security is listed or admitted to trading, or (b) if such security is not listed or admitted to trading on any national securities exchange, the last quoted sales price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such day as reported by the OTC Bulletin Board Research Service, or, if such service is not available, by NASDAQ or any comparable system then in use or, if not so reported, as reported by any New York Stock Exchange member firm reasonably selected by the Company for such purpose.

2

“Business Day” shall mean (a) if any class of Common Stock is listed or admitted to trading on a national securities exchange, a day on which such national securities exchange is open for business or (b) if no class of Common Stock is so listed or admitted to trading, a day on which any New York Stock Exchange member firm is open for business.

(d)         The Warrant Shares so purchased shall be deemed to be issued to the holder hereof, as the record owner of such shares, as of the close of business on the date on which the Company shall have received from the Warrantholder (i) this Warrant (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), (ii) payment of the Exercise Price and (iii) the completed Exercise Agreement. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof or such holder’s designee within a reasonable time, not exceeding five (5) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver a new Warrant to the Warrantholder representing the number of shares with respect to which this Warrant shall not then have been exercised.

(e)         By acceptance of this Warrant, Warrantholder acknowledges that Warrantholder is acquiring the Warrant for Warrantholder’s own account and not with a view to distribution or resale. Upon exercise of this Warrant, Warrantholder will make a similar written representation with respect to the shares to be received upon exercise unless, in the opinion of counsel to the Company, such representation is not necessary or appropriate to assure compliance with the registration provisions of the Act or any applicable state securities law.

4.            Compliance with the Securities Act of 1933. Neither this Warrant nor the shares of Common Stock issued upon exercise hereof nor any other security issued or issuable upon exercise of this Warrant may be offered or sold except as provided in this Warrant and in conformity with the Act, and then only against receipt of an agreement of such person to whom such offer of sale is made to comply with the provisions of this Section 4 with respect to any resale or other disposition of such security. The Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or a similar legend to be set forth on the Warrant Shares or any other security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

5.            Payment of Taxes. Subject to the provisions hereof, the Company will pay any and all documentary stamp or other taxes attributable to the issuance of Warrant Shares; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the registered holder of this Warrant in respect of which such Warrant Shares are issued. The holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

6.            Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost,

3

stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if reasonably requested by the Company.

7.            Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all times keep reserved, out of the authorized and unissued shares of Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrant in full (without regard to any restrictions on beneficial ownership contained herein), and the transfer agent for the Common Stock, including every subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of any right of purchase aforesaid (“Transfer Agent”), shall be irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be requisite for such purpose. The Company represents and warrants to the Warrantholder that all Warrant Shares issued upon exercise of the Warrant shall be, at the time of issuance of and delivery of such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

8.            Adjustments. Subject and pursuant to the provisions of this Section 8, the Exercise Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a)          If the Company shall at any time or from time to time while the Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of capital stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares into a smaller number of shares, issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Exercise Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of an Exercise Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(b)         If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable in connection with such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition with respect to or in exchange for a number of Warrant Shares equal to the

4

number of Warrant Shares issuable upon exercise of the Warrant, had the Warrant been exercised immediately prior to such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, any provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or properties thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of the Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c)          In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Exercise Price to be in effect after such payment date shall be determined by multiplying the Exercise Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock (as determined pursuant to Section 3), less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock. Such adjustment shall be made successively whenever such a payment date is fixed.

(d)         An adjustment shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e)          In the event that, as a result of an adjustment made pursuant to Section 8(a), the holder of this Warrant shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

9.            Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of the Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon the exercise of the Warrant (or

5

specified portions thereof), the Company shall round such calculation to the nearest whole number and disregard the fraction.

10.          Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

11.          Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Exercise Price, the Company shall forthwith give written notice thereof to the Warrantholder at the address appearing on the records of the Company, stating the adjusted Exercise Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In the event of a dispute with respect to any such calculation, the certificate of the Company’s independent certified public accountants shall be conclusive evidence of the correctness of any computation made, absent manifest error. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

12.          Identity of Transfer Agent. The Transfer Agent for the Common Stock is UMB Bank, N.A. Forthwith upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will fax to the Warrantholder a statement setting forth the name and address of such transfer agent.

13.          Notices. Any notice pursuant hereto to be given or made by the Warrantholder to or on the Company shall be sufficiently given or made if delivered personally or by facsimile or if sent by an internationally recognized courier, addressed as follows:

Stifel Financial Corp.

501 N. Broadway

St. Louis, Missouri 63102

Fax: (314) 342-2115

Attention: Chief Financial Officer

or such other address as the Company may specify in writing by notice to the Warrantholder complying as to delivery with the terms of this Section 13.

Any notice pursuant hereto to be given or made by the Company to or on the Warrantholder shall be sufficiently given or made if personally delivered or if sent by an internationally recognized courier service by overnight or two-day service, to the address set forth on the books of the Company or, as to each of the Company and the Warrantholder, at such other address as shall be designated by such party by written notice to the other party complying as to delivery with the terms of this Section 13.

All such notices, requests, demands, directions and other communications shall, when sent by courier, be effective two (2) days after delivery to such courier as provided and addressed as aforesaid. All faxes shall be effective upon receipt.

6

14.          Registration Rights. The holder of this Warrant is entitled to the benefit of certain registration rights in respect of the Warrant Shares as provided in the Merger Agreement and a Registration Rights Agreement between the parties hereto.

15.          Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

16.          Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware, without giving effect to its conflict of law principles, and for all purposes shall be construed in accordance with the laws of said State.

WHEREOF, the Company has caused this Warrant to be duly executed as of the date first written above.

STIFEL FINANCIAL CORP.

By:___________________________

Name:

Title:

7

STIFEL FINANCIAL CORP.

WARRANT EXERCISE FORM

Stifel Financial Corp.

501 N. Broadway

St. Louis, Missouri 63102

Fax: (314) 342-2115

Attention: Chief Financial Officer

This undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder _______________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name:	_____________________________
Address:	_____________________________
_____________________________
_____________________________

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares be issued.

Dated:	_____________

Signature:	____________________________
Print Name:	____________________________
Address:	____________________________
____________________________
____________________________